EXECUTION VERSION

____________________________________________________________________________________________________________________________________________________________________________
SHARE PURCHASE AGREEMENT
among
AVON PRODUCTS HOLDING LIMITED
LIZ EARLE BEAUTY CO. LIMITED
and
ALLIANCE BOOTS HOLDINGS LIMITED
Dated as of July 9, 2015

____________________________________________________________________________________________________________________________________________________________________________

TABLE OF CONTENTS

ARTICLE I

Purchase and Sale of the Shares; Closing
SECTION 1.01 Purchase and Sale of the Shares. 1
SECTION 1.02 Closing Date. 1
SECTION 1.03 Transactions to be Effected at the Closing. 1
SECTION 1.04 Purchase Price Adjustment. 4
ARTICLE II

Representations and Warranties Relating to Seller and the Shares
SECTION 2.01 Organization and Standing; Power. 7
SECTION 2.02 Authority; Execution and Delivery; Enforceability. 7
SECTION 2.03 No Conflicts; Consents. 7
SECTION 2.04 The Shares. 8
ARTICLE III

Representations and Warranties Relating to the Company and the Company Subsidiary
SECTION 3.01 Organization and Standing; Power. 8
SECTION 3.02 Capital Stock of the Company and the Company Subsidiary. 9
SECTION 3.03 Authority; Execution and Delivery; Enforceability. 10
SECTION 3.04 No Conflicts; Consents. 10
SECTION 3.05 Financial Statements. 11
SECTION 3.06 Assets Other than Real Property Interests. 11
SECTION 3.07 Real Property. 12
SECTION 3.08 Intellectual Property. 13
SECTION 3.09 Contracts. 15
SECTION 3.10 Permits. 18
SECTION 3.11 Taxes. 18
SECTION 3.12 Proceedings. 20
SECTION 3.13 Benefit Plans; Benefit Agreements. 20
SECTION 3.14 Labor Matters. 22
SECTION 3.15 Absence of Changes or Events. 23
SECTION 3.16 Compliance with Applicable Laws. 24
SECTION 3.17 Environmental Matters. 24
SECTION 3.18 Regulatory Compliance Matters. 25
SECTION 3.19 Unlawful Payments. 25
SECTION 3.20 Long-Term Indebtedness. 26
SECTION 3.21 No Undisclosed Liabilities. 26
SECTION 3.22 Sufficiency of Assets. 26

SECTION 3.23 Related Party Transactions. 26
SECTION 3.24 Customers and Suppliers. 26
ARTICLE IV

Representations and Warranties of Purchaser
SECTION 4.01 Organization and Standing; Power. 27
SECTION 4.02 Authority; Execution and Delivery; Enforceability. 27
SECTION 4.03 No Conflicts; Consents. 27
SECTION 4.04 Proceedings. 28
SECTION 4.05 Securities Act. 28
SECTION 4.06 No Additional Representations; No Reliance. 28
ARTICLE V

Covenants
SECTION 5.01 Confidentiality. 29
SECTION 5.02 Reasonable Efforts to Obtain Third Party Consents for the Transactions. 29
SECTION 5.03 Expenses. 31
SECTION 5.04 Brokers or Finders. 31
SECTION 5.05 Employee Matters. 31
SECTION 5.06 Tax Matters. 32
SECTION 5.07 Transfer Taxes. 34
SECTION 5.08 Publicity. 34
SECTION 5.09 Records. 35
SECTION 5.10 Avon Names Following Closing. 35
SECTION 5.11 Liz Earle Names Following Closing. 36
SECTION 5.12 Post-Closing Record Retention. 36
SECTION 5.13 Post-Closing Cooperation. 36
SECTION 5.14 Absence of Support and Other Services; Insurance. 37
SECTION 5.15 Non-Solicitation. 37
ARTICLE VI

Indemnification
SECTION 6.01 General Indemnification by Seller. 38
SECTION 6.02 General Indemnification by Purchaser. 40
SECTION 6.03 Tax Indemnification. 41
SECTION 6.04 Calculation of Losses; Mitigation. 42
SECTION 6.05 Tax Treatment of Indemnification. 43
SECTION 6.06 Termination of Indemnification. 43
SECTION 6.07 Indemnification Procedures for Other Than Tax Claims. 43

- ii -

SECTION 6.08 Indemnification Procedures for Tax Claims. 45
SECTION 6.09 Survival of Representations and Covenants. 46
ARTICLE VII

General Provisions
SECTION 7.01 Amendments and Waivers. 47
SECTION 7.02 Assignment. 47
SECTION 7.03 No Third-Party Beneficiaries. 47
SECTION 7.04 Notices. 47
SECTION 7.05 Right to Specific Performance. 48
SECTION 7.06 Interpretation; Schedules; Certain Definitions. 49
SECTION 7.07 Counterparts. 52
SECTION 7.08 Entire Agreement. 52
SECTION 7.09 Severability. 52
SECTION 7.10 Consent to Jurisdiction. 53
SECTION 7.11 Governing Law. 53
SECTION 7.12 Waiver of Jury Trial. 53

- iii -

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

2013 Financial Statements	Section 3.05
2014 Financial Statements	Section 3.05
Adjusted Purchase Price	Section 1.04
affiliate	Section 7.06
Agreement	Preamble
Ancillary Agreements	Section 2.01
Anti-Corruption Policies	Section 3.19
Associated Person	Section 3.19
Avon	Section 5.15
Avon Names	Section 5.10
Balance Sheet	Section 3.05
Balance Sheet Principles	Section 1.04
Benefit Agreement	Section 3.13
Benefit Plan	Section 3.13
Boots Effects	Section 7.06
Closing	Section 1.02
Closing Date	Section 1.02
Closing Date Payment	Section 1.03
Closing Working Capital	Section 1.04
Company	Preamble
Company Contracts	Section 3.09
Company Intellectual Property	Section 3.08
Company Material Adverse Effect	Section 7.06
Company Property	Section 3.07
Company Registered Intellectual Property	Section 3.08
Company Shares	Section 3.02
Company Subsidiary	Section 3.01
Competition Laws	Section 7.06
Confidentiality Agreement	Section 5.01
Consent	Section 2.03
Contract	Section 2.03
control	Section 7.06
CTA 2009	Section 6.03
Customer	Section 3.24
Effective Time	Section 1.02
Environmental Laws	Section 3.17

- iv -

Environmental Permits	Section 3.17
Equity Interests	Section 3.02
Estimated Purchase Price Adjustment	Section 1.03
FA 2003	Section 6.03
Financial Statements	Section 3.05
Governmental Entity	Section 2.03
Group Relief	Section 3.11
Indebtedness	Section 7.06
indemnified party	Section 6.07
indemnifying party	Section 6.07
Independent Expert	Section 1.04
Injunction	Section 7.06
Intellectual Property	Section 3.08
Interim Balance Sheets	Section 3.05
Interim Balance Sheet Date	Section 3.05
Interim Financial Statements	Section 3.05
Judgment	Section 2.03
Knowledge	Section 7.06
Law	Section 2.03
Leased Property	Section 3.07
Liens	Section 3.06
Liz Earle Names	Section 5.11
Losses	Section 6.01
New Director	Section 1.03
Notice of Disagreement	Section 1.04
Owned Property	Section 3.07
Participant	Section 3.13
Permits	Section 3.10
Permitted Liens	Section 3.06
Person	Section 7.06
Post-Closing Tax Period	Section 3.11
Pre-Closing Tax Period	Section 3.11
Proceeding	Section 3.10
Product Formulations	Section 3.08
Property Taxes	Section 6.03
Purchase Price	Section 1.01
Purchaser	Preamble
Purchaser Fundamental Representations	Section 6.09
Purchaser Indemnitees	Section 6.01
Purchaser Material Adverse Effect	Section 4.01
Release Agreement	Section 1.03
Remedy Action	Section 7.06

- v -

Resigning Directors	Section 1.03
Roll-out Plan	Section 7.06
Seller	Preamble
Seller Disclosure Schedule	Section 7.06
Seller Fundamental Representations	Section 6.09
Seller Indemnitees	Section 6.02
Seller Material Adverse Effect	Section 2.03
Shared Know-how Agreement	Section 1.04
Shares	Preamble
Statement	Section 1.04
Straddle Period	Section 3.11
subsidiary	Section 7.06
Supplier	Section 3.24
Target WC Amount	Section 1.04
Tax	Section 3.11
Tax Claim	Section 6.08
Tax Return	Section 3.11
Taxing Authority	Section 3.11
TCGA 1992	Section 3.11
Third Party Claim	Section 6.07
Trade Secrets	Section 3.08
Trademark Assignment Agreement	Section 1.03
Trademarks	Section 3.08
Transition Period	Section 5.10
Transitional Services Agreement	Section 2.01
Transactions	Section 1.01
Transfer Tax	Section 5.07
U.S. GAAP	Section 1.04
VAT	Section 3.11
Working Capital	Section 1.04

- vi -

SHARE PURCHASE AGREEMENT dated as of July 9, 2015 (this "Agreement"), among AVON PRODUCTS HOLDING LIMITED, a company incorporated in England and Wales ("Seller"), LIZ EARLE BEAUTY CO. LIMITED, a company incorporated in England and Wales (the "Company"), and ALLIANCE BOOTS HOLDINGS LIMITED, a company incorporated in England and Wales ("Purchaser").
WHEREAS Seller legally and beneficially owns all of the issued and allotted ordinary shares (the "Shares") of the Company; and
WHEREAS Purchaser desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Purchaser, pursuant to the terms and conditions of this Agreement.
NOW THEREFORE, in view of the foregoing premises and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:
ARTICLE I
Purchase and Sale of the Shares; Closing
SECTION 1.01    Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and assume from Seller, the Shares for an aggregate purchase price of £140,000,000, exclusive of VAT and Transfer Tax (the "Purchase Price"), payable as set forth in Section 1.03 and subject to adjustment as provided in Section 1.04. The purchase and sale of the Shares, together with the consummation of the other transactions contemplated by this Agreement and the Ancillary Agreements, are referred to as the "Transactions".
SECTION 1.02    Closing Date. The closing of the Transactions (the "Closing") shall take place at the offices of Cravath, Swaine & Moore LLP, CityPoint, One Ropemaker Street, EC2Y 9HR London, United Kingdom, at 9:00 a.m., London time, on the date of this Agreement, or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to as the "Closing Date". The Closing shall be deemed to be effective as of 12:01 a.m., London time, on the Closing Date (the "Effective Time").
SECTION 1.03    Transactions to be Effected at the Closing. (a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
(i)    share certificates representing the Shares, or an indemnity (in the agreed form) for any lost share certificates representing the Shares, together with a stock transfer form in respect of the Shares, duly executed by the registered holder of the Shares in favor of Purchaser;

(ii)    the unsigned and invalid share certificate relating to the issued and allotted shares in the share capital of the Company Subsidiary;
(iii)    an irrevocable power of attorney (in the agreed form) executed by Seller in respect of the Shares in favor of Purchaser to enable Purchaser (pending registration of the relevant transfer) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose;
(iv)    a copy of a duly executed letter of resignation, effective as of the Closing Date, of the auditors of the Company and the Company Subsidiary;
(v)    the register of directors and secretary, register of members and register of charges (duly written up to, but not including, Closing) and any common seals of the Company and Company Subsidiary, such delivery to be made by being placed at The Green House, Nicholson Road, Ryde, Isle of Wight, United Kingdom PO33 1BD;
(vi)    a duly completed form MR04 relating to the charge created by the mortgage dated 22 June 2006 between the Company and Lloyds TSB Bank plc;
(vii)    copies of duly executed resignations (in the agreed form) from Alastair Anthony Judge and Stephan Charles Klein (the "Resigning Directors") resigning from their position as director of the Company or the Company Subsidiary effective as of the Closing Date (but not from employment);
(viii)    copies of any existing bank mandates in the name of the Company or the Company Subsidiary;
(ix)    a copy of a counterpart of a release, in the agreed form, duly executed by or on behalf of Seller, the Company, the Company Subsidiary and each other affiliate of Seller party thereto inter alia releasing (i) each of the Company and the Company Subsidiary (as applicable) from any liability whatsoever (whether actual or contingent) which may be owing to Seller or any such affiliates by the Company or the Company Subsidiary, and (ii) Seller and each of its affiliates from any liability whatsoever (whether actual or contingent) which may be owing to the Company or the Company Subsidiary by Seller or any of its affiliates, in each case other than in respect of any liability arising from or in connection with this Agreement or the Ancillary Agreements, or otherwise excluded under the terms of the release (the “Release Agreement”);
(x)    a copy of a duly executed trademark assignment agreement in the agreed form between Avon International Operations, Inc., Avon Products, Inc. and the Company ("Trademark Assignment Agreement");
(xi)    a copy of a duly executed shared know-how agreement in the agreed form between Avon Products, Inc. and the Company ("Shared Know-how Agreement");

(xii)    a copy of a duly executed transitional services agreement in the agreed form between Avon Cosmetics Limited and the Company (the “Transitional Services Agreement”);
(xiii)    a copy of a resolution of the board of directors of Seller (certified by a duly appointed officer as true and correct) authorizing the execution of and the performance by Seller of its obligations under this Agreement and each Ancillary Agreement to be executed by Seller;
(xiv)    certified copies of any powers of attorney under which this Agreement or any Ancillary Agreement is executed, or evidence reasonably satisfactory to Purchaser of the authority of any person signing on behalf of Seller;
(xv)    copies of a resolution (in the agreed form) of the board of directors of each of Company and Company Subsidiary (certified by a duly appointed officer as true and correct) to:
(A)    approve the registration of Purchaser as shareholder of Company, subject only to the production of duly stamped and completed transfers in respect of the Shares;
(B)    appoint Martin Lloyd (the "New Director") as an additional director to the board of the Company and the Company Subsidiary;
(C)    appoint David Foster as new company secretary of the Company and the Company Subsidiary;
(D)    revoke all relevant authorities to the bankers of the Company and the Company Subsidiary in respect of the Resigning Directors relating to bank accounts and to give authority to the New Director to operate the same; and
(E)    approve and authorize the changing of the address of the registered office of the Company and the Subsidiary Company to The Green House Nicholson Road, Ryde, Isle of Wight, United Kingdom PO33 1BD.
(b)    Simultaneously with the Closing, Purchaser:
(A)    shall deliver to Seller a copy of a counterpart of the Release Agreement duly executed by or on behalf of Purchaser; and
(B)    shall pay or cause to be paid to Seller, by wire transfer to a bank account designated in writing by Seller in immediately available funds in pounds sterling, the amount of £140,000,000, being an amount equal to (i) the Purchase Price minus (ii) the Estimated Purchase Price Adjustment minus (iii) any Indebtedness of the Company and the Company Subsidiary other than outstanding Indebtedness that falls within the definition of Closing Working Capital, the "Closing Date Payment”.

(c)    The "Estimated Purchase Price Adjustment" shall be £0, being a good faith estimate agreed between the parties of any adjustment to the Purchase Price which would be required under Section 1.04.
SECTION 1.04    Purchase Price Adjustment. (a) Within 90 calendar days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the "Statement") in the form set forth in Schedule 1.04 setting forth Working Capital as of the Effective Time ("Closing Working Capital") and the Statement will contain a certification from Purchaser that it has prepared the Statement in compliance with the requirements of this Section 1.04 and Schedule 1.04.
(b)    During the 90 calendar day period following Purchaser's delivery of the Statement, Seller and its independent auditors shall be permitted to review the working papers of Purchaser and the Company relating to the Statement. The Statement shall become final and binding upon the parties on the 90th calendar day following delivery thereof, unless Seller gives written notice of its disagreement with the Statement (a "Notice of Disagreement") to Purchaser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 1.04. If a Notice of Disagreement is received by Purchaser within the 90 calendar day period referred to above, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (A) the date Purchaser and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date all such disputed matters are finally resolved in writing by the Independent Expert pursuant to the procedures set forth in this Section 1.04. During the 90 calendar day period following the delivery of a Notice of Disagreement, Purchaser and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 90 calendar day period, Purchaser and Seller shall submit to an independent accounting firm (the "Independent Expert") for arbitration any and all matters that remain in dispute and (i) were included in the Notice of Disagreement and (ii) if applicable, any matters which Seller or Purchaser believe should be reflected in Closing Working Capital as a consequence of the adjustments proposed in the Notice of Disagreement (any such matters to be notified by Seller or Purchaser (as applicable) to the other party no later than 7 calendar days before being submitted to the Independent Expert). The Independent Expert shall be an internationally recognized independent public accounting firm as agreed upon by Purchaser and Seller in writing. Purchaser and Seller shall each instruct the Independent Expert and use their respective commercially reasonable efforts (at their own expense) to cause the Independent Expert to render a decision resolving the matters submitted to it pursuant to this Section 1.04(b) as soon as practicable, and in any event within 90 calendar days following submission.

(c)    The scope of the disputes to be resolved by the Independent Expert shall be limited to (i) whether the Statement was prepared in accordance with the Balance Sheet Principles with respect to the matters that were submitted for resolution to the Independent Expert, (ii) whether there were mathematical errors in the Statement and (iii) the interest calculation in accordance with Section 1.04(g). The Independent Expert is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Statement or the Notice of Disagreement that was not submitted for resolution to the Independent Expert, (B) any determination as to whether United States Generally Accepted Accounting Principles ("U.S. GAAP") followed for the Financial Statements or the Statement, (C) any determination as to the accuracy of Section 3.05 or any other representation or warranty in this Agreement, (D) any determination as to compliance by the Company, Purchaser or Seller with any of their respective covenants in this Agreement or (E) any determination that an issue was not properly included by Seller in the Notice of Disagreement. Any disputes not within the scope of disputes to be resolved by the Independent Expert pursuant to this Section 1.04(c) shall be resolved as otherwise provided in this Agreement. Any determination by the Independent Expert, and any work or analyses performed by the Independent Expert, may not be offered as evidence in any suit, action or proceeding as evidence of a breach of Section 3.05, a breach of any other representation or warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 1.04).
(d)    Purchaser and Seller will furnish to each other and to the Independent Expert such work papers and other documents and information relating to the disputed items as the Independent Expert may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Expert any material related to the disputed items and to discuss the items with the Independent Expert. All matters or items delivered to the Independent Expert by a party shall be concurrently delivered to the other parties. None of the parties or any of their respective affiliates will meet or discuss any substantive matters with the Independent Expert without the other party or its representatives present or having the opportunity following at least three business days' notice to be present, either in person or by telephone.
(e)    The final determination by the Independent Expert of the matters submitted to it pursuant to Section 1.04(b) shall: (i) be in writing, (ii) include the Independent Expert's calculation of the Adjusted Purchase Price, (iii) include the Independent Expert's determination of each matter submitted to it pursuant to Section 1.04(b), (iv) include the Independent Expert's calculation of interest in accordance with Section 1.04(g) from and including the Closing Date to but excluding the date of determination and (v) include a brief summary of the Independent Expert's reasons for its determination of each issue.

(f)    The resolution of disputed items by the Independent Expert shall be final and binding upon the parties (in the absence of manifest error, in which case the determination will be remitted to the Independent Expert for correction), and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Expert incurred pursuant to this Section 1.04 shall be borne equally by Purchaser and Seller. For the avoidance of doubt, but subject to the last sentence of Section 6.01(c), any dispute as to whether the Statement and the calculation of Closing Working Capital were prepared in accordance with the Balance Sheet Principles shall be resolved pursuant to this Section 1.04, irrespective of whether such dispute may give rise to a claim for indemnification under Article VI.
(g)    The Purchase Price shall be increased by the amount by which Closing Working Capital exceeds £2,555,187 (the "Target WC Amount") or decreased by the amount by which Closing Working Capital is less than the Target WC Amount (the Purchase Price, as so increased or decreased, the "Adjusted Purchase Price"). If the Closing Date Payment is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Payment is more than the Adjusted Purchase Price, Seller shall, within five business days after the Statement becomes final and binding on the parties, make payment to the other party by wire transfer in immediately available funds in pounds sterling of the amount of such difference, together with interest thereon at the Bank of England's base rate from time to time plus 1 per cent per annum, to be calculated on the basis of the actual number of calendar days elapsed from the Closing Date to but not including the date of payment, divided by 365; provided that if at any time the Bank of England's base rate is less than zero, it shall be deemed to be zero. Whenever conversion of values between pounds sterling and any currency other than pounds sterling for a particular date or period shall be required for purposes of this Section 1.04(g), such conversion shall be made using the mid-market closing rate on the day before Closing as published in the London edition of the Financial Times on the Closing Date.
(h)    The term "Working Capital" shall have the meaning set forth on Schedule 1.04 of the Seller Disclosure Schedule. For the avoidance of doubt but subject to Schedule 1.04, Closing Working Capital is to be calculated in the same way, using the same methods, as the line items comprising Working Capital on the Balance Sheet referenced in the definition thereof, whether or not doing so is in accordance with U.S. GAAP or UK GAAP. The foregoing principles are referred to in this Agreement as the "Balance Sheet Principles".
(i)    Following the Closing until such time as the Statement shall become final and binding upon the parties in accordance with this Section 1.04, Purchaser shall not take any action with respect to the accounting books and records of the Company on which the Statement is to be based that would increase the difficulty to Seller or its independent auditors of verifying the Statement (including that the preparation thereof complies with this Section 1.04). During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.04, Purchaser and the Company shall afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 1.04 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Company, and the work papers of Purchaser and the Company , relevant to the adjustment contemplated by this Section 1.04 and shall provide, upon Seller's reasonable request, copies of any such books, contracts, records and work papers.

ARTICLE II
Representations and Warranties Relating to Seller and the Shares

Seller hereby represents and warrants to Purchaser at the date of the Agreement as follows:
SECTION 2.01    Organization and Standing; Power. Seller is duly organized, validly existing and in good standing under the laws of England and Wales. Seller has full corporate power and authority to enable it to own the Shares, to consummate the Transactions and to execute this Agreement and any other agreements and instruments executed and delivered in connection with this Agreement (together with the Trademark Assignment Agreement, the Shared Know-how Agreement, the Release Agreement and the Transitional Services Agreement (the "Ancillary Agreements") to which it is, or is specified to be, a party.
SECTION 2.02    Authority; Execution and Delivery; Enforceability. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
SECTION 2.03    No Conflicts; Consents. (a) The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by Seller with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the articles of association of Seller, (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a "Contract") to which Seller is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree (a "Judgment") or statute, law, ordinance, rule or regulation (a "Law") applicable to Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the Transactions (a "Seller Material Adverse Effect").

(b)    No consent, approval, license, permit, order or authorization (a "Consent") of, or registration, declaration or filing with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, other than (i) compliance with and filings and notifications under applicable Competition Laws, (ii) compliance with and filings and notifications under applicable Environmental Laws, (iii) those that may be required solely by reason of Purchaser's or any of its affiliates' (as opposed to any other third Person's) participation in the Transactions and (iv) those the failure of which to obtain or make would not reasonably be expected to have a Seller Material Adverse Effect.
SECTION 2.04    The Shares. Seller is the legal and beneficial owner of the Shares, free and clear of all Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of share certificates representing the Shares, or an indemnity for any lost share certificates representing the Shares, together with a stock transfer form in respect of the Shares, duly executed by the registered holder of the Shares, and upon Seller's receipt of the Closing Date Payment, Purchaser shall be the legal and beneficial owner of the Shares, free and clear of all Liens, other than those arising from acts of Purchaser or its affiliates.
ARTICLE III

Representations and Warranties Relating to the Company and the Company Subsidiary

Except as (a) set forth in the Seller Disclosure Schedule (it being understood that each item set forth in any section of the Seller Disclosure Schedule shall be deemed to apply to the representation and warranty of Seller contained in this Agreement to which such section corresponds in number and to each other section of the Seller Disclosure Schedule and each other representation and warranty of Seller contained in this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to such other section and representation and warranty) or (b) a result of any Boots Effects but only to the extent of such Boots Effect, Seller hereby represents and warrants to Purchaser at the date of this Agreement as follows:
SECTION 3.01    Organization and Standing; Power. (a) Each of the Company and Liz Earle Beauty Co. (International) Limited, a company incorporated in England and Wales and a wholly owned subsidiary of the Company (the "Company Subsidiary"), is duly organized, validly existing and in good standing under the laws of England and Wales. The Company does not have any subsidiaries other than the Company Subsidiary. Each of the Company and the Company Subsidiary has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as conducted since the Interim Balance Sheet Date. Each of the Company and the Company Subsidiary is in all material respects duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership or lease of its properties makes such qualification necessary.
(b)    Seller has made available to Purchaser accurate and complete copies of the articles of association, each as amended to the date hereof, of the Company and the Company Subsidiary. To the Knowledge of the Seller, neither the Company nor the Company Subsidiary is in material violation of its articles of association (as amended).
SECTION 3.02    Capital Stock of the Company and the Company Subsidiary. (a) The issued and allotted share capital of the Company consists of 103,420 ordinary shares and 1,150 A ordinary shares, in each case of £1 par value per share. The Shares comprise the whole of the issued and allotted share capital of the Company. The issued and allotted share capital of the Company Subsidiary consists of 100 ordinary shares of £1 par value per share (the "Company Shares"). The Company Shares comprise the whole of the issued and allotted share capital of the Company Subsidiary. The Company legally and beneficially owns the whole of the issued and allotted share capital of the Company Subsidiary.
(b)    The Shares and Company Shares have been duly authorized, validly issued and allotted and are each fully paid or credited as fully paid, nonassessable, are not subject to and have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. There are no Liens, or any agreement, arrangement or obligation to create or give a Lien, in relation to any share or loan capital (whether issued or unissued) of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.
(c)    Except for its interests in the Company Subsidiary, the Company does not own, control (as defined in Section 7.06) or have any rights to acquire, directly or indirectly, any Equity Interests of any Person. The Company Subsidiary does not own, control (as defined in Section 7.06) or have any rights to acquire, directly or indirectly, any Equity Interests of any Person.
(d)    Except as set forth in Section 3.02(a), (i) there are no other outstanding Equity Interests of the Company and the Company Subsidiary and (ii) there are no Contracts to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound obligating the Company or the Company Subsidiary (as applicable) to issue, exchange, transfer, deliver, or sell, or cause to be issued, exchanged, transferred, delivered, or sold, any Equity Interests of the

Company or the Company Subsidiary or obligating the Company or the Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend, or enter into any such Contract or any Equity Interest of the Company or the Company Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or the Company Subsidiary. Except for this Agreement, there are no Contracts to which Seller, the Company or the Company Subsidiary is a party or by which Seller, the Company or the Company Subsidiary is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act of 1933 (as amended) or any foreign securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of the Shares or the Company Shares. No holder of Indebtedness of the Company or the Company Subsidiary has any right to convert or exchange such Indebtedness for any Equity Interests of the Company or the Company Subsidiary (as applicable). No holder of Indebtedness of the Company or the Company Subsidiary has any rights to vote for the election of directors of Company or the Company Subsidiary (as applicable) or to vote on any other matter with respect to the management or affairs of the Company or the Company Subsidiary.
(e)    For the purpose of Section 3.02, "Equity Interest" shall mean any share, capital stock, membership interest, partnership interest or other equity interest in, and any option, warrant, right or securities (including debt instruments or securities) convertible, exchangeable or exercisable in respect thereof of, any Person.
SECTION 3.03    Authority; Execution and Delivery; Enforceability. The Company has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action. The Company has duly executed and delivered this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
SECTION 3.04    No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by the Company with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiary under, (i) the articles of association of the Company or the Company Subsidiary, (ii) any material Contract to which the Company or the Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or material Law applicable to the Company or the Company Subsidiary or their respective properties or assets.

(b)    No material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or the Company Subsidiary in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, other than (i) compliance with and filings and notifications under applicable Competition Laws, (ii) compliance with and filings and notifications under applicable Environmental Laws, (iii) those that may be required solely by reason of Purchaser's or any of its affiliates' (as opposed to any other third Person's) participation in the Transactions.
SECTION 3.05    Financial Statements. (a)  Schedule 3.05 sets forth accurate and complete copies of (i) the unaudited consolidated balance sheet as of December 31, 2013 and the unaudited consolidated cash flow statement and profit and loss account of the Company for the year ended December 31, 2013 (the "2013 Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2014 and the unaudited consolidated cash flow statement and profit and loss account of the Company for the year ended December 31, 2014 (the "2014 Financial Statements", together with the 2013 Financial Statements, the "Financial Statements"). The Financial Statements (x) have been prepared in conformity with U.S. GAAP consistently applied (except for the absence of footnotes and other presentation items that may be required by U.S. GAAP) in all material respects and (y) on that basis fairly present (subject to normal, recurring year-end audit adjustments) in all material respects the financial condition and results of operations of the Company as of the date thereof and for the period indicated therein, as described in the Financial Statements, in each case except for the impact of any purchase accounting adjustments.
(b)    Schedule 3.05 sets forth accurate and complete copies of the unaudited consolidated balance sheet (the "Interim Balance Sheet") as of March 31, 2015 (the "Interim Balance Sheet Date") and the unaudited consolidated cash flow statement and profit and loss account of the Company for the three-month period ended March 31, 2015 (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Interim Financial Statements (i) have been prepared in conformity with U.S. GAAP consistently applied (except for the absence of footnotes and other presentation items that may be required by U.S. GAAP) in all material respects and (ii) on that basis fairly present (subject to normal, recurring year-end audit adjustments) in all material respects the financial condition and results of operations of the Company as of the date thereof and for the period indicated therein, as described in the Interim Financial Statements, in each case except for the impact of any purchase accounting adjustments.
SECTION 3.06    Assets Other than Real Property Interests. (a) The Company or the Company Subsidiary have good and valid title to all the material assets reflected on the Interim Balance Sheets or thereafter acquired, other than those disposed of in the ordinary course of business and consistent with past practice since the Interim Balance Sheet Date, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, pledge, hypothecation, restrictions or encumbrances of any kind (collectively, "Liens"), except (i) such Liens as are set forth on Schedule 3.06, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, and Liens of lessors over assets owned by them and leased to another, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes, assessments or other governmental charges that are not due and payable, that may thereafter be paid without penalty, or that are being contested in good faith and (v) other imperfections of title or encumbrances that, individually or in the aggregate, do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company as conducted since the Interim Balance Sheet Date and as at the date hereof (the Liens described in clauses (i), (ii), (iii), (iv) and (v) above, together with the Liens referred to in clauses (ii) through (vi) of Section 3.07, the "Permitted Liens").
(b)    The representations and warranties contained in this Section 3.06 do not relate to real property or interests in real property, such items being the subject of Section 3.07, or to Intellectual Property, such items being the subject of Section 3.08.
SECTION 3.07    Real Property. (a) Schedule 3.07 sets forth an accurate and complete list of (i) all real property and interests in real property owned in fee by the Company or the Company Subsidiary (the "Owned Property") and (ii) all real property and interests in real property leased by the Company or the Company Subsidiary (the "Leased Property" and, together with the Owned Property, the "Company Property"). The Company or the Company Subsidiary does not have any other interest in or occupy or otherwise use any other land or buildings other than the Company Property and the Company or the Company Subsidiary has not entered into any legally binding agreement for the purchase of any such interest.
(b)    The Company or the Company Subsidiary is the sole legal and beneficial owner of the Company Property. The Company or the Company Subsidiary is in exclusive occupation of each Company Property, in each case free and clear of all Liens, except (i) Liens described in clauses (ii), (iii), (iv) or (v) of Section 3.06(a), (ii) such Liens as are set forth in Schedule 3.06, (iii) Liens arising in connection with agreements set forth on Schedule 3.09, (iv) easements, covenants, rights-of-way and other similar restrictions of record, and (v) (A) zoning, building, land use and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company or the Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions. No Company Property is subject to any Liens listed in clauses (i), (iv) or (v) above which individually or in the aggregate, would reasonably be expected to materially and adversely impair the continued use and operation of the Company Property to which they relate in the conduct of the business of the Company and the Company Subsidiary as conducted since the Interim Balance Sheet Date and as at the date hereof. No one other than the Company or the Company Subsidiary is in occupation of the Company Property.

(c)    In relation to each Company Property, copies of Land Registry title documents (in the case of registered land), and in relation to the Leased Property, the original lease are in the possession and/or under the control of the Company or the Company Subsidiary together with all necessary consents for the original grant of the Leased Property to the Company or the Company Subsidiary. Seller has delivered to Purchaser accurate and complete copies of all leases relating to the Leased Property. The Company or the Company Subsidiary has paid the rent through the date hereof under each lease relating to the Leased Property and has received no written notice from any lessor indicating any subsisting default of any of the other material covenants on the part of the tenant contained therein, and to the Knowledge of Seller, no lessor under any lease of any of the Leased Property is in default under such lease.
(d)    The present use of the Company Property is the permitted or a lawful use for the purpose of applicable Laws. The Company or the Company Subsidiary has all other rights necessary for the current use and enjoyment of each Company Property for the purposes of the business of the Company or the Company Subsidiary as conducted since the Interim Balance Sheet Date and as at the date hereof, and to the Knowledge of Seller no written notice of any attempt to terminate or curtail the same has been received by Seller or the Company or the Company Subsidiary.
(e)    To the Knowledge of Seller, and to the extent that it is the responsibility of the Company or Company Subsidiary to comply, all buildings and structures included in the Company Property are in compliance, in all material respects, with all applicable Laws, including (but without limitation to) those pertaining to health and safety, zoning, building and construction requirements, and the disabled. To the Knowledge of Seller, (i) there are no Proceedings pending nor threatened against or affecting the Company Property or any portion thereof, and (ii) neither the Company nor the Company Subsidiary has received written notice of any order or action by any Governmental Entity with respect to any of the Company Property.
(f)    Neither the Company nor the Company Subsidiary has any material continuing contingent liability in respect of any property other than the Company Property, and is not the guarantor of or surety for any other party's liability (contingent or otherwise) for any obligations under any lease, tenancy, agreement, or any other deed or under any agreement relating to the assignment of any lease or tenancy, other than in respect of the Company Property.
SECTION 3.08    Intellectual Property. (a) Schedule 3.08 sets forth an accurate and complete list in all material respects of all registered Intellectual Property owned by the Company or the Company Subsidiary (the "Company Registered Intellectual Property"). The Company or the Company Subsidiary is the sole and exclusive legal and beneficial owner of all Company Registered Intellectual Property, free and clear of all Liens, other than Permitted Liens. The Company Registered Intellectual Property is subsisting and, to the Knowledge of Seller, valid and enforceable.
(b)    Neither the validity or enforceability nor the ownership of the Company Registered Intellectual Property is the subject of any pending or, to the Knowledge of Seller, threatened challenge, claim or proceeding (including for opposition, cancellation, revocation or rectification), nor has it been since January 1, 2012.

(c)    The Company and the Company Subsidiary own, are validly licensed or otherwise have the right to use all of the material Intellectual Property necessary to the conduct of the business of the Company and the Company Subsidiary as conducted since the Interim Balance Sheet Date and as at the date of this Agreement (the "Company Intellectual Property"), in each case free and clear of all Liens other than Permitted Liens, and the consummation of the Transactions will not conflict with, alter or impair any material Company Intellectual Property.
(d)    To the Knowledge of the Seller, the conduct of the business of the Company and the Company Subsidiary does not in any material respect infringe upon, violate or misappropriate the Intellectual Property of any third party, and there are no adverse third party actions or claims pending against the Company or the Company Subsidiary by any Person in any court, arbitration or by or before any Governmental Entity or any written adverse third party allegations received since January 1, 2012, in any such case alleging such infringement, violation or misappropriation. To the Knowledge of Seller, no circumstances exist which Seller is aware give rise to such a claim.
(e)    As of the date of this Agreement, there are no claims pending or threatened by the Company or the Company Subsidiary, nor has the Company or the Company Subsidiary sent, since January 1, 2012, any written notice to any Person, regarding any actual or potential misuse, infringement, dilution, misappropriation or other unauthorized use in any material respect of any Company Intellectual Property. To the Knowledge of Seller, as of the date hereof, no circumstances exist which Seller is aware give rise to such a claim.
(f)    The Company and the Company Subsidiary have taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all Trade Secrets included in the Company Intellectual Property, and to the Knowledge of Seller, have not, since January 1, 2012, disclosed any material Trade Secrets included in the Company Intellectual Property to any person except where such disclosure was made in the normal course of business of the Company or the Company Subsidiary or was made subject to an agreement under which the recipient is obliged to maintain its confidentiality or restricted from using it other than for the purposes for which it was disclosed.
(g)    To the Knowledge of Seller, since January 1, 2012, the Company and the Company Subsidiary have collected, stored, transferred, used, and otherwise processed personally identifiable information in material compliance with applicable Laws regarding data protection, privacy and data security, and there is no claim pending or threatened in writing against the Company or the Company Subsidiary regarding any violation of or noncompliance with such applicable Laws.

(h)    Each employee of the Company or the Company Subsidiary who, either alone or with others, creates, develops, invents or has, since January 1, 2012, created, developed or invented, any material Intellectual Property for the Company or the Company Subsidiary, has entered into a written agreement with the Company or the Company Subsidiary which obliges them to disclose and to assign such Intellectual Property to the Company or the Company Subsidiary.
(i)    Since January 1, 2012, to the Knowledge of Seller, neither the Company nor the Company Subsidiary has received notice from any Person (i) that such Person is the owner of any Intellectual Property in the Product Formulations or (ii) that the Company or the Company Subsidiary does not have the right to use the Product Formulations. To the Knowledge of Seller, no circumstances exist which are likely to give rise to such a claim.
(j)    For purposes of this Agreement, "Intellectual Property" shall mean the following, in any and all countries: (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), supplementary protection certificates, utility models and rights in inventions; (ii) trademarks, servicemarks, certification marks, collective marks, trade and business names, logos, get-up and trade dress together with all the goodwill associated with any of the foregoing, rights to sue for passing off and/or unfair competition ("Trademarks"); (iii) Internet domain names; (iv) copyrights; (v) design rights; and (vi) trade secrets, know-how and other proprietary or confidential information (including formulations for the products of the Company or the Company Subsidiary made available on the market from time to time prior to Closing ("Product Formulations")) ("Trade Secrets") and all other similar or equivalent rights subsisting now or in the future in any part of the world, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, and rights to claim priority from, such rights for their full term and the right to sue for damages for past and current infringement in respect of any of the same.
SECTION 3.09    Contracts. (a) Except as set forth on Schedule 3.09, as of the date hereof, neither the Company nor the Company Subsidiary is a party to or bound by any:
(i)    covenant not to compete or exclusive dealing arrangement that materially limits the conduct of the business of the Company and the Company Subsidiary as conducted since the Interim Balance Sheet Date and as at the date hereof;
(ii)    Contract (other than this Agreement) with (A) Seller or any affiliate of Seller (other than the Company or the Company Subsidiary) or (B) any officer or director of Seller or any affiliate of Seller (other than the Company or the Company Subsidiary);
(iii)    lease, sublease or similar Contract (whether in the capacity as lessor or lessee) relating to any real property or real property interest;

(iv)    Contract for the purchase of materials, supplies, goods, services, equipment or other tangible assets or for the manufacture of any product to be offered for sale by the Company or the Company Subsidiary, which has an aggregate future liability to the Company or the Company Subsidiary in excess of £750,000 and that is not terminable by the Company or the Company Subsidiary on less than 90 calendar days prior notice for a reasonably estimated cost of less than £750,000;
(v)    sales, distribution or other similar agreement requiring the sale or license by the Company or the Company Subsidiary of materials, supplies, goods, equipment or other assets with a reasonably estimated value in excess of £750,000 and that is not terminable by the Company or the Company Subsidiary on less than 90 calendar days prior notice for a reasonably estimated cost of less than £750,000;
(vi)    Contract under which (i) the Company and the Company Subsidiary is granted a license to, option to, or right to use or exploit any Company Intellectual Property owned or controlled by third parties that is material to the conduct of the business of the Company and the Company Subsidiary as conducted since the Interim Balance Sheet Date and as at the date hereof, or (ii) the Company or Company Subsidiary grant a license to, option to, or right to use or exploit any Company Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiary as conducted since the Interim Balance Sheet Date and as at the date hereof; in each case, excluding (x) agreements with distributors or vendors entered into in the ordinary course of business and (y) off-the-shelf, "shrink-wrap" or immaterial agreements entered into in the ordinary course of business and consistent with past practice;
(vii)    Contract under which the Company or the Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or the Company Subsidiary), in any such case which, individually, is in excess of £750,000;
(viii)    Contract under which the Company or the Company Subsidiary, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit given in the ordinary course of business), in any such case which, individually, is in excess of £750,000;
(ix)    Contract under which (A) any Person, other than the Company or the Company Subsidiary, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or the Company Subsidiary or (B) the Company or the Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person, other than the Company or the Company Subsidiary, in any such case where such indebtedness, liabilities or obligations are in excess of £750,000;

(x)    Contract granting a Lien (other than any Permitted Lien) upon any Company Property or any other material asset of the Company or the Company Subsidiary;
(xi)    Contract for the future purchase of any property or asset (other than for raw materials, inventory or machinery or equipment, in each case, entered into in the ordinary course of business) for an aggregate purchase price in excess of £750,000;
(xii)    Contract for the future sale of any property or asset of the Company or the Company Subsidiary (other than for the sale of inventory in the ordinary course of business) for an aggregate sale price in excess of £750,000;
(xiii)    any other Contract that has an aggregate future liability to the Company or the Company Subsidiary in excess of £750,000 and that is not terminable by the Company or the Company Subsidiary on less than 90 calendar days prior notice for a reasonably estimated cost of less than £750,000; or
(xiv)    Contract which contains a change of control or similar provision pursuant to which (i) the counterparty to such Contract is required to consent to such Contract continuing in force or has a right to terminate or cancel such Contract or (ii) any obligation of the parties under such Contract has been or will be accelerated or a loss of a material benefit under such Contract has occurred or will occur, in each case as a result or consequence of the execution and delivery of the Agreement or the consummation of the Transactions or the change of control of the Company contemplated thereby.
(b)    Copies (or to the extent not in writing, a description) of all contracts set forth on Schedule 3.09 (the "Company Contracts") have been made available to Purchaser and all Company Contracts are, in all material respects, valid, binding and in full force and effect and are enforceable by the Company or the Company Subsidiary in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Company or the Company Subsidiary has performed all obligations required to be performed by it under the Company Contracts in all material respects, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

SECTION 3.10    Permits. To the Knowledge of Seller, the Company and the Company Subsidiary possess all certificates, consents, licenses, permits, authorizations and approvals ("Permits") which are material to the conduct of the business of the Company and the Company Subsidiary as conducted since the Interim Balance Sheet Date and as at the date hereof. All such Permits are validly held by the Company or the Company Subsidiary, and the Company or the Company Subsidiary has complied with all terms and conditions thereof in all material respects. Neither the Company nor the Company Subsidiary has received notice of any material pending or, to the Knowledge of Seller, threatened since January 1, 2012 suit, action or other legal proceeding (a "Proceeding") relating to the revocation or modification of any such Permits. None of such Permits will be subject to material suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions. The representations and warranties contained in this Section 3.10 do not relate to environmental matters, such items being the subject matter of Section 3.17.
SECTION 3.11    Taxes. (a) All income Tax Returns and other Tax Returns required to be filed with any Taxing Authority by or on behalf of the Company and the Company Subsidiary have been filed within the applicable time limits and all income Taxes and other material Taxes shown thereon that have become due and payable have been paid within the applicable time limits. None of the Tax Returns is, or to the Knowledge of the Seller, has, since January 1, 2012, been threatened in writing to be, subject to any formal investigation or dispute with or by any Taxing Authority.
(b)    Since January 1, 2012, each of the Company and the Company Subsidiary has prepared, kept, preserved complete, accurate and up-to-date records in respect of Tax both as required by Law and to enable it to deliver correct and complete Tax Returns and to calculate any current and, so far as possible, future Tax liability and any entitlement to claim any Tax relief.
(c)    Each of the Company and the Company Subsidiary is a resident for all Tax purposes of the United Kingdom and to the Knowledge of the Seller no claim has, since January 1, 2012, been made by any Taxing Authority in another jurisdiction that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction as a result of it being a resident therein for Tax purposes or otherwise having a permanent establishment located therein.
(d)    Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 3.11 are the only representations and warranties of Seller in respect of Tax.
(e)    For purposes of this Agreement:
"Group Relief" shall mean any of the following:
(i)    relief surrendered or claimed under Part 5 of the Corporation Tax Act 2010 (Chapter IV Part X of ICTA 1988);

(ii)    advance corporation tax capable of being surrendered or claimed under regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations (SI 1999/358);
(iii)    a Tax refund capable of being surrendered or claimed under section 963 of the Corporation Tax Act 2010 (section 102 of the Finance Act 1989);
(iv)    the notional transfer of an asset or reallocation of a gain or loss under sections 171A or 179A of the Taxation of Chargeable Gains Act 1992 ("TCGA 1992") and the notional reallocation of a gain under section 792 of the Corporation Tax Act 2009 (paragraph 66 of Schedule 29 to the Finance Act 2002 for accounting periods ending before 1 April 2009);
(v)    eligible unrelieved foreign Tax surrendered or claimed under the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (SI 2001/1163); and
(vi)    any other relief available between members of a group for Tax purposes.
"Post-Closing Tax Period" shall mean any taxable period (or portion thereof) that begins on or after the Closing Date and the portion of any Straddle Period that begins on the Closing Date.
"Pre-Closing Tax Period" shall mean any taxable period (or portion thereof) that ends before the Closing Date and the portion of any Straddle Period that ends before the Closing Date.
"Straddle Period" shall mean any taxable period that begins before the Closing Date and ends on or after the Closing Date.
"Tax" shall mean any (A) federal, state, local, and foreign tax, assessment, duty or similar charge (including any corporation, income, profits, sales, use, ad valorem, receipts, value added, profits, license, withholding, national insurance contribution, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, environmental, employment, social security, alternative minimum, occupation, recapture and other tax) and any interest, fines, penalties, surcharges and additions imposed with respect to such amounts and (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group of Seller or any affiliate of Seller.
"Tax Return" shall mean any return, declaration of estimated Tax payments or information return, including any amendment of (and any related or supporting information with respect to) any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Tax.

"Taxing Authority" shall mean any domestic, foreign, federal, state, or local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.
"VAT" shall mean (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of the value added tax (EC Directive 2006/112) and (ii) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (i) above, or imposed elsewhere.
SECTION 3.12    Proceedings. Schedule 3.12 sets forth an accurate and complete list, as of the date of this Agreement, of each pending or, to the Knowledge of Seller, threatened Proceeding by or against the Company or the Company Subsidiary pursuant to which the opposing party thereto (a) seeks more than £250,000 from the Company or the Company Subsidiary or (b) seeks any material injunctive relief. To the Knowledge of Seller, neither the Company nor the Company Subsidiary is a party to or subject to or in default under any material Judgment. This Section 3.12 does not relate to Intellectual Property matters, Tax matters or environmental matters, such items being the subject matter of Sections 3.08, 3.11 and 3.17, respectively.
SECTION 3.13    Benefit Plans; Benefit Agreements. (a) Schedule 3.13 sets forth an accurate and complete list, as of the date hereof, of each material Benefit Plan and each material Benefit Agreement. With respect to each such Benefit Plan and each such Benefit Agreement, Seller has made available to Purchaser accurate and complete copies of (as applicable): (i) such Benefit Plan or Benefit Agreement, including any amendment thereto, (ii) any trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statement and actuarial or other valuation report prepared with respect thereto (if any) and (iv) the most recent annual report required to be filed with the applicable Governmental Entity with respect thereto (if any).
(b)    Each of the Company and the Company Subsidiary have been, and currently are, in compliance in all material respects with the terms of the applicable Benefit Plans and the Benefit Agreements, and with all applicable Laws. Each Benefit Plan required to have been approved by a Governmental Entity has been so approved, and no such approval has been revoked nor, to the Knowledge of Seller, has revocation been threatened. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Purchaser and its affiliates after the Closing, all contributions and benefit payments in relation to any Benefit Plan or Benefit Agreement that are required to be made by the Company or the Company Subsidiary have been timely made or have been properly accrued as a financial indebtedness of the Company and the Company Subsidiary on the Financial Statements.
(c)    Neither the Company nor the Company Subsidiary has received any notice of any, and to the Knowledge of Seller, there are no investigations pending or threatened by any Governmental Entity with respect to, or other material claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving, any Benefit Plan or any Benefit Agreement. No contribution notice or financial support direction has been issued to Seller or its affiliates under the UK Pensions Act 2004 and, as of the date hereof, there are no circumstances that could give rise to the issuance to the Company or the Company Subsidiary of any such contribution notice or financial support direction.
(d)    Neither the Company nor the Company Subsidiary has any obligation in respect of the provision of enhanced benefits on early retirement or redundancy to a Participant as a result of the operation of the Transfer of Undertakings (Protection of Employment) Regulations 2006.
(e)    No Participant is currently in receipt of, or to the Knowledge of Seller, is likely to claim within 12 months after the date hereof, any benefit under a long term disability or permanent health insurance scheme or policy that is a Benefit Plan or Benefit Agreement.
(f)    None of the execution and delivery of this Agreement or the consummation of any transaction contemplated by this Agreement (whether alone or in combination with any other event) will, except as expressly contemplated by this Agreement or as required by applicable Laws, (i) entitle any Participant to bonus, severance, retention, change in control or similar compensation or benefits or any additional payment in respect of any Tax or (ii) accelerate the time or payment or vesting, or trigger any funding of, compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Benefit Plan or Benefit Agreement; or (iii) result in the actual or, to the Knowledge of Seller, constructive termination of a Participant's employment with the Company or Company Subsidiary.
(g)    All benefits under the GPP are provided and calculated on a money purchase basis only and all risk benefits are fully insured with an insurer who, to the Knowledge of Seller, insures such benefits in the ordinary course of business.
(h)    Where applicable, each of the Company and the Company Subsidiary has at all times complied in all material respects with applicable requirements under the Pensions Act 2008 and relevant regulations thereunder in relation to automatic enrolment and, to the Knowledge of Seller, there are no circumstances that could reasonably be expected to result in failure by the Company or the Company Subsidiary to comply with such requirements.
(i)    For purposes of this Agreement, the following terms shall have the following meanings:
"Benefit Agreement" means any employment, deferred compensation, severance, change of control, retention, or similar agreement between the Company or the Company Subsidiary, on the one hand, and any Participant, on the other hand, other than any such agreement mandated by applicable Laws;

"Benefit Plan" means any compensation, bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, equity-based compensation, paid time off, perquisite, fringe benefit, vacation, change of control, severance, retention, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement, agreement or understanding sponsored, maintained or contributed to by the Company or the Company Subsidiary, in each case, providing benefits to any Participant or any of their respective dependents, but not including (i) any Benefit Agreement or (ii) any compensation or benefit plan, program, policy, agreement, arrangement or understanding mandated by applicable Laws; provided that, for the avoidance of doubt, the GPP shall be treated as a Benefit Plan;
"GPP" means the group personal arrangement with Scottish Widows to which the Company contributes; and
"Participant" means any current or former employee of the Company or the Company Subsidiary.
SECTION 3.14    Labor Matters. (a) As of the date hereof, (i) there is no labor strike, slowdown, work stoppage, lockout or any industrial action pending, or, to the Knowledge of Seller, threatened, against or affecting the Company or the Company Subsidiary, and there has been no material labor strike, slowdown, work stoppage, lockout or industrial action within the two years preceding the date of this Agreement, (ii) there is no actual or, to the Knowledge of Seller, threatened material dispute, claim or action by or with any Participant and (iii) the Company and the Company Subsidiary have complied in all material respects with (A) the terms and conditions of employment of each Participant and (B) all applicable Laws relating to labor and employment matters. Neither the Company nor the Company Subsidiary has received a written or, to the Knowledge of Seller, oral communication of the intent of any Governmental Entity responsible for the enforcement of Laws relating to labor and employment matters to conduct any investigation of or affecting the Company or the Company Subsidiary, and no such investigation is in progress. No material collective labor or union agreement is applicable to the employment of the Participants, other than any such agreement mandated by applicable Laws and, to the Knowledge of Seller, no union or similar organizational campaign (whether for union recognition or the establishment of any employee representative body) is in progress with respect to the Participants. All material consultation obligations towards the relevant trade unions, works council(s), employee representatives and/or Participants have been met.
(b)    Schedule 3.14 sets forth an accurate and complete list, as of the date of this Agreement, of each Participant who is currently employed by or providing services to the Company or the Company Subsidiary, in a senior management capacity and whose base salary as of the date hereof is greater than £80,000 ("Executive Participant"), including, as applicable, such Executive Participant's current job title, years of service, base salary or current wages, current bonus opportunity, work location, employment status (i.e. active or inactive, including the basis of inactive status), employing entity, name and any outstanding loans or other payments due from the Participant.

(c)    Neither the Company nor the Company Subsidiary has incurred, and neither the Company nor the Company Subsidiary is reasonably likely to incur, any liability arising out of (i) the misclassification of individuals hired to provide services to the Company or the Company Subsidiary, and treating such individuals as consultants or independent contractors and not as employees, and (ii) any arrangement with any person involving the leasing or co-employment of individuals, in the case of this clause (ii), for purposes of providing services to the Company or the Company Subsidiary, in both such cases including any liability under or on account of (1) a Benefit Plan or Benefit Agreement, or (2) the failure to comply with applicable Laws relating to labor and employment matters with respect to any such individuals.
(d)    Neither the Company nor the Company Subsidiary is involved in negotiations (whether with employees or any trade union or other employee representatives) to vary the terms and conditions of employment or engagement of any Participant, nor, to the Knowledge of Seller, has there been made to any Participant any representations, promises, offers or proposals concerning or affecting the terms and conditions of employment or engagement of such Participant, nor is it under any obligation to vary such terms and conditions.
SECTION 3.15    Absence of Changes or Events. (a). Except as set forth on Schedule 3.15 or required by this Agreement, since the Interim Balance Sheet Date and as at the date hereof, (a) there has been no event, change or circumstance that constitutes a Company Material Adverse Effect and (b) the Company and Company Subsidiary have conducted their respective businesses in the ordinary course and consistent with their respective past practices.
(b)    Without limiting the generality of the foregoing, since the Interim Balance Sheet Date and as at the date hereof, except as set forth on Schedule 3.15(b), there has not been with respect to the Company and/or Company Subsidiary any:
(i)    declaration, setting aside or payment of any dividend or any other distribution (whether of cash or other assets) to its shareholders; provided, however, that (A) dividends and distributions (whether of cash or other assets) may be made by the Company Subsidiary to the Company, (B) payment of the assignment fee by the Company to the assignors under the Trademark Assignment Agreement and (C) payments in respect of intercompany indebtedness may be made by the Company to Seller and its affiliates;
(ii)    except (A) in the ordinary course of business and consistent with past practice, (B) in connection with a promotion based on job performance or workplace requirements, (C) as required under any Benefit Plan or Benefit Agreement, or applicable Laws or (D) any increases for which Seller or its affiliates (other than the Company or the Company Subsidiary) shall be solely obligated, (1) adoption or amendment to any Benefit Plan or Benefit Agreement, if such adoption or amendment would result in an increase in costs to Purchaser on or after the Closing Date or (2) grant to any Participant who is currently employed by the Company or the Company Subsidiary of any material increase in base salary, wages, bonuses or incentive compensation;

(iii)    sale, lease, license, pledge, or other disposition of, or Lien on, any of its properties or material assets (other than sales of inventory for fair consideration and in the ordinary course of business and consistent with past practice);
(iv)    settlement or compromise in connection with any Proceeding involving the Company and/or the Company Subsidiary or cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value exceeding £250,000; or
(v)    authorization, consent or agreement, in writing or otherwise, to do any of the foregoing.
SECTION 3.16    Compliance with Applicable Laws. (a) The Company and the Company Subsidiary are and, since January 1, 2012, have been in compliance in all material respects with all applicable Laws and Judgments.
(b)    Neither Seller, the Company nor the Company Subsidiary has received since January 1, 2012 any notice from any Governmental Entity regarding any actual or alleged material violation of, or material failure to comply with, any Law or Judgment.
(c)    This Section 3.16 does not relate to Intellectual Property matters, which are the subject of Section 3.08, Permits, which are the subject of Section 3.10, Taxes, which are the subject of Section 3.11, employee matters, which are the subject of Sections 3.13 and 3.14, environmental matters, which are the subject of Section 3.17, regulatory compliance matters, which are the subject of Section 3.18, or unlawful payments, which are the subject of Section 3.19.
SECTION 3.17    Environmental Matters. (a) To the Knowledge of the Seller, (i) the Company and the Company Subsidiary are and, since January 1, 2012, have been in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and the Company Subsidiary hold, and are and, since January 1, 2012 as applicable, have been in compliance in all material respects with, all material Permits required under applicable Environmental Laws for the Company and the Company Subsidiary to conduct their respective businesses as conducted since the Interim Balance Sheet Date and as at the date hereof ("Environmental Permits") and (iii) there are no Proceedings that seek material damages or material injunctive relief pending or, to the Knowledge of Seller, threatened against the Company or the Company Subsidiary alleging a violation of or liability under applicable Environmental Laws or Environmental Permits, including any such material Proceeding under Environmental Laws alleging investigatory, remedial, or corrective action obligations relating to the Company, the Company's performance under any Contracts, or any Company Property or other property or facility currently or previously owned, leased, operated, or controlled by the Company which remains pending or unresolved.

(b)    The term "Environmental Laws" means any and all applicable Laws and Judgments issued, promulgated or entered into by or with any Governmental Entity relating to pollution, protection of the environment, or preservation or reclamation of natural resources.
(c)    Notwithstanding anything to the contrary herein, the representations and warranties contained in this Section 3.17 constitute the sole representations and warranties of the Company relating to Environmental Laws or other environmental matters.
SECTION 3.18    Regulatory Compliance Matters. The Company and the Company Subsidiary are and, to the extent relevant since January 1, 2012, have been in compliance in all material respects with any and all applicable laws (including but not limited to the Cosmetic Products Enforcement Regulations 2013 (UK), the Cosmetics Products Regulation (EC) 1223/2009 and its predecessor Directives and national implementing laws) from time to time in force relating to the manufacture and supply and sale of their products in all jurisdictions where their products have been and are sold by the Company or the Company Subsidiary, and (b) the Company and the Company Subsidiary have taken reasonable steps to ensure that any substances used in their products, and the products themselves, are registered in accordance with Regulation (EC) No 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (as amended, as of the date hereof) and any subordinate legislation to the extent required by such regulation.
SECTION 3.19    Unlawful Payments. (a) The Company and the Company Subsidiary are and, since January 1, 2012, have been in compliance with the United States Foreign Corrupt Practices Act and the UK Bribery Act 2010 in all material respects.
(b)    To the Knowledge of Seller, no person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of the Company or the Company Subsidiary (an "Associated Person") has since January 1, 2012 bribed another person intending to obtain or retain business or an advantage in the conduct of business of the Company and/or the Company Subsidiary.
(c)    The Company and the Company Subsidiary have in place adequate procedures designed to prevent its Associated Persons from undertaking any conduct of the kind referred to in paragraph (b) above. Seller has delivered to Purchaser accurate and complete copies of the relevant anti-corruption policies and procedures currently in effect ("Anti Corruption Policies") together with full details of the steps taken to review compliance by the Company and the Company Subsidiary with the Anti-Corruption Policies.
(d)    To the Knowledge of Seller, neither the Company, nor the Company Subsidiary nor any Associated Person is or has since January 1, 2012 been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the United States Foreign Corrupt Practices Act and the UK Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened since January 1, 2012 or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

SECTION 3.20    Long-Term Indebtedness. Effective as of the Closing, there is no outstanding Indebtedness of the Company and the Company Subsidiary other than outstanding Indebtedness that is reflected in the calculation of Closing Working Capital and therefore reflected in the calculation of the Adjusted Purchase Price, in which case such Indebtedness shall not be required to be repaid, satisfied, released or discharged effective as of the Closing and is permitted to remain outstanding from and after the Closing.
SECTION 3.21 No Undisclosed Liabilities. As of the date hereof, neither the Company nor the Company Subsidiary has any material liabilities of a nature required by U.S. GAAP to be reflected on a balance sheet of the Company, except as (a) disclosed, reflected or reserved against in the Interim Balance Sheets, (b) incurred since the Interim Balance Sheet Date in the ordinary course of business and consistent with past practice, (c) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, or (d) disclosed in Schedule 3.21.

SECTION 3.22    Sufficiency of Assets. The assets that the Company and the Company Subsidiary own, lease or otherwise have a right to use, together with the rights of Purchaser pursuant hereto and to the Ancillary Agreements, are sufficient for the conduct of the business of the Company and the Company Subsidiary immediately following the Closing in all material respects in substantially the same manner as conducted since the Interim Balance Sheet Date and as at the date hereof.
SECTION 3.23    Related Party Transactions. Except as set forth in Schedule 3.23, none of Seller nor any of its affiliates (other than the Company or the Company Subsidiary) (i) provides material support services to the Company or the Company Subsidiary, (ii) licenses to or allows the use by the Company or the Company Subsidiary of material Intellectual Property, (iii) shares any material real or personal property or other material assets with the Company or the Company Subsidiaries, or (iv) has any Contract with the Company or the Company Subsidiary, in each case, in connection with the operation of the business of the Company and the Company Subsidiary.
SECTION 3.24    Customers and Suppliers. (a) Schedule 3.24(a) sets forth a list of the names of the four largest customers and distributors (each a "Customer") that ordered goods and services from the Company and the Company Subsidiary (collectively) during the 12-month period ended December 31, 2014 based on the amount for which each such Customer was invoiced during such period.
(b)    Schedule 3.24(b) sets forth a list of the names of the 10 largest suppliers and vendors (each a "Supplier") from which the Company and the Company Subsidiary (collectively) ordered raw materials, supplies, merchandise and other goods and services during the 12-month period ended December 31, 2014 based on the amount for which each such Supplier invoiced the Company during such period.

(c)    Since January 31, 2014 (i) neither the Company, the Company Subsidiary nor Seller have received any notice that any Customer or Supplier has cancelled, terminated or otherwise materially altered its relationship with the Company or the Company Subsidiary, and (ii) to the Knowledge of Seller, no Customer or Supplier has otherwise threatened to take any such action as a result of the consummation of the Transactions or otherwise, in each case other than Purchaser and its affiliates.
ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller at the date of this Agreement as follows:
SECTION 4.01    Organization and Standing; Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to enable it to own the Shares and to consummate the Transactions. Purchaser possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business substantially as now being conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transactions (a "Purchaser Material Adverse Effect").
SECTION 4.02    Authority; Execution and Delivery; Enforceability. Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Transactions have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
SECTION 4.03    No Conflicts; Consents. (a) The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, (i) the articles of association or comparable organizational documents of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)    No Consent of or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transactions, other than (i) compliance with and filings and notifications under applicable Competition Laws, (ii) compliance with and filings and notifications under applicable Environmental Laws, (iii) those that may be required solely by reason of the participation of Seller and the Company or any of their respective affiliates (as opposed to any other third Person) in the Transactions and (iv) those the failure of which to obtain or make would not reasonably be expected to have a Purchaser Material Adverse Effect.
SECTION 4.04    Proceedings. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against Purchaser or any of its subsidiaries that, in any such case, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.
SECTION 4.05    Securities Act. The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof within the meaning of the Securities Act.
SECTION 4.06    No Additional Representations; No Reliance. (a) Purchaser acknowledges and agrees that neither Seller nor the Company, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Shares or the business of the Company and the Company Subsidiary or other matters that is not specifically included in this Agreement or the Seller Disclosure Schedule. Without limiting the generality of the foregoing, neither Seller nor the Company nor any other Person has made a representation or warranty to Purchaser with respect to, and neither Seller nor any other Person shall be subject to any liability to Purchaser or any other Person resulting from, Seller or the Company making available to Purchaser (i) any projections, estimates or budgets for the business of the Company and the Company Subsidiary or (ii) any materials, documents or information relating to Seller, the Company, the Company Subsidiary or the business of the Company and the Company Subsidiary made available to Purchaser or its counsel, accountants or advisors in certain "data rooms", offering memoranda, confidential information memoranda, management presentations, discussions or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article II or III or Section 5.04 of this Agreement.

(b)    In connection with Purchaser's investigation of the business of the Company and the Company Subsidiary, Seller has delivered, or made available to Purchaser and its affiliates, agents and representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Seller and the Company relating to the business of the Company and the Company Subsidiary and certain business plan information of such business. Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them and (ii) none of Seller, the Company or any of their respective representatives, agents or affiliates has made any representation or warranty with respect to such projections and other forecast and plans.
(c)    Notwithstanding anything contained in this Agreement, it is the explicit intent of the parties hereto that neither Seller nor the Company is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Articles II and III and Section 5.04 of this Agreement, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to the Shares or any of the assets of the business of the Company and the Company Subsidiary. In furtherance of the foregoing, Purchaser acknowledges that it is not relying on any representation or warranty of Seller or the Company, other than those representations and warranties specifically set forth in Articles II and III and Section 5.04 of this Agreement.
(d)    Notwithstanding anything contained in this Agreement, Purchaser has not made, and it shall not be deemed to have made, any representation or warranty in connection with this Agreement or the Transactions other than as expressly made by Purchaser in Article IV and Section 5.04 of this Agreement.
ARTICLE V

Covenants

SECTION 5.01    Confidentiality. Purchaser agrees that the information being provided to it in connection with the Transactions (including the terms of this Agreement and the Ancillary Agreements) is subject to the terms of a confidentiality agreement between Boots UK Limited and Avon Products, Inc. (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Company Subsidiary; provided, however, that Purchaser agrees that any and all other information provided to it or any of its affiliates by Seller or any of its affiliates, or any of their respective representatives, shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
SECTION 5.02    Reasonable Efforts to Obtain Third Party Consents for the Transactions. (a) Purchaser shall (at its discretion), or pursuant to any review or investigation by any Government Entity, file with the appropriate

Governmental Entities any notices and applications, if any, necessary to obtain approval under any applicable Competition Laws for the Transactions and any additional information requested in connection therewith pursuant to such Competition Laws. Any such filings and additional information shall be in substantial compliance with the requirements of such Competition Laws. Each of Seller and Purchaser shall furnish to the other such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission under such Competition Laws. Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for supplemental information from, any such Governmental Entities and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with any filings made hereunder pursuant to such Competition Laws. Any such supplemental information shall be in substantial compliance with the requirements of such Competition Laws. Notwithstanding anything else in this Section 5.02(a), Purchaser acknowledges and agrees that (i) Seller shall only be required by this Section 5.02(a) to provide reasonable access upon reasonable notice during normal business hours, to those personnel of it and its affiliates that have had direct involvement in the negotiation and consummation of the Transactions and (ii) Seller shall have no obligations under this Section 5.02(a) with respect to a filing or submission under Competition Laws except (A) if Purchaser makes such filing or submission as may be required by a Governmental Entity or under Competitions Laws or (B) a Governmental Entity commences any review or investigation of the Transaction, in each case during the period from Closing until November 10, 2015. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.02 or any other provision of this Agreement, neither Seller nor any of its affiliates (other than the Company and the Company Subsidiary effective upon the Closing) shall be required to take any Remedy Action with respect to their businesses, product lines, assets or operations, or acquire, purchase or assume, voluntarily or involuntarily, the businesses, product lines, assets or operations of Purchaser or any of its affiliates (including the Company and the Company Subsidiary effective upon the Closing), pursuant to this Section 5.02 or any other provision of this Agreement.
(b)    Each party shall, and shall cause its affiliates to, use its reasonable efforts (at its own expense) for the 90 days following Closing to obtain, and to cooperate in obtaining, consents from the third Persons specified in Annex A as necessary or appropriate to permit Seller and its affiliates to disclose to the Company or any affiliate thereof the confidential information of such Persons held by Seller or any of its affiliates that relates to the product formulations of the Company’s products; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any such third Person (other than the reimbursement of such Person's reasonable expenses in connection with obtaining such consent). Purchaser acknowledges that certain consents and waivers with respect to the Transactions may be required from parties to the Company Contracts and that such consents and waivers have not been obtained as of the date of this Agreement. Seller and the Company shall not have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any such consent or waiver or because of the termination of any Company Contract as a result thereof. Purchaser acknowledges that no representation, warranty or covenant of Seller or the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination, or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or waiver or any such termination.

(c)    Subject to the preceding provisions of this Section 5.02, from time to time, as and when requested by any party hereto, each other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions, as such other party may reasonably deem necessary or desirable to consummate the Transactions, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.
SECTION 5.03    Expenses. Except as expressly set forth in any other provision of this Agreement, (i) all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the Transactions shall be paid by the party incurring such costs and expenses, and (ii) where costs or expenses incurred by a Person are expressly provided to be at the cost or expense of another Person, that other Person shall only be required to pay the reasonable out-of-pocket costs and expenses of the first-mentioned Person. Notwithstanding the foregoing, Purchaser shall pay all filing fees required in connection with any applicable Competition Laws.
SECTION 5.04    Brokers or Finders. Each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except, as to Seller and the Company, Goldman, Sachs & Co., whose fees and expenses will be paid by Seller.
SECTION 5.05    Employee Matters. (a) Seller, the Company and Purchaser intend that the consummation of the transactions contemplated by this Agreement shall not constitute or give rise to a severance of employment of any Participant prior to or upon such consummation of such transactions and that such Participant shall have continuous and uninterrupted employment immediately before and immediately after the Closing. Notwithstanding anything herein to the contrary, Seller and its affiliates shall not have any responsibility for, and Purchaser and its affiliates shall hold harmless and indemnify Seller and its affiliates (excluding the Company and the Company Subsidiary) with respect to, any and all liabilities arising as a result of the actual or constructive termination of (i) a Participant's employment as a result of the consummation of the transactions contemplated by this Agreement and (ii) a Participant's employment with Purchaser and its affiliates (including the Company and the Company Subsidiary) on or after the Closing.
(b)    From and after the Closing Date, Purchaser shall, or shall cause the Company and the Company Subsidiary or Purchaser's other affiliates to, (i) honor all obligations under the Benefit Plans and Benefit Agreements in accordance with their terms as in effect immediately prior to the Closing (and subject to any changes that may be made to those terms from time to time, in each case, in accordance with the terms of the applicable Benefit Plan or Benefit Agreement) including, without limitation, the agreements set forth on Annex B, (ii) recognize each Participant's accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Company and the Company Subsidiary applicable to such Participant as in effect immediately prior to the Closing and (iii) pay, no later than March 15, 2016, all annual bonuses that are payable to Participants with respect to the 2015 fiscal year of the Company and the Company Subsidiary, including, to the extent earned, bonuses accrued before the Closing Date under the annual bonus plans of the Company and the Company Subsidiary.
(c)    Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as (i) requiring Purchaser or any of its affiliates to be obligated to continue the employment of any Participant for any period of time after the Closing Date or (ii) altering or limiting the rights of the Company or the Company Subsidiary to (A) terminate the employment of any Participant, (B) amend, modify or terminate any compensation or employee benefit plan, program, agreement or arrangement, subject to the terms of such plan, program, agreement or arrangement or as necessary to comply with applicable Laws or (C) except as expressly provided herein, change the terms or conditions of employment of any Participant.
SECTION 5.06    Tax Matters. (a) Tax Returns; Payment of Taxes. Purchaser, Seller and the Company agree that:
(i)    Seller shall cause the Company and the Company Subsidiary to timely prepare and file with the Taxing Authorities all Tax Returns for any Pre-Closing Tax Period that are required to be filed by the Company or the Company Subsidiary on or before the Closing Date (taking into account any extensions), and shall cause the Company and the Company Subsidiary to pay (without duplication) all Taxes shown thereon.
(ii)    Purchaser shall cause the Company and the Company Subsidiary to timely prepare and file with the Taxing Authorities all Tax Returns that are required to be filed by the Company or the Company Subsidiary after the Closing Date relating to a Pre-Closing Tax Period and shall cause the Company and the Company Subsidiary to pay all Taxes due with respect to such Tax Returns. Except as required by Applicable Law, each such Tax Return shall be prepared on a basis consistent with the past practice of the Company and the Company Subsidiary. At least:
(A)    30 calendar days prior to the due date for filing any corporation tax Tax Returns; and
(B)    10 calendar days prior to the due date for filing any other Tax Returns,

(taking into account any extensions), Purchaser shall furnish Seller with a complete copy of any such Tax Return for Seller's review and comment and no such Tax Return shall be filed with any Taxing Authority without Seller's prior written consent, such consent not to be unreasonably withheld or delayed.
(iii)    Purchaser shall not, and shall not cause or permit the Company or the Company Subsidiary to, (A) amend, re-file or otherwise modify any Tax Returns filed on or before the Closing Date with respect to any Pre-Closing Tax Period or (B) make or change any Tax election that has retroactive effect to any such Pre-Closing Tax Period, in each case without Seller's prior written consent, such consent not to be unreasonably withheld or delayed.
(iv)    Purchaser shall timely prepare and file with the Taxing Authorities all other Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns.
(b)    Cooperation. Seller, the Company and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and the Company Subsidiary to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, notwithstanding anything to the contrary in Section 5.13, Purchaser and the Company shall, and shall cause the Company Subsidiary to, (i) use its reasonable efforts (at its own expense) to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary and (ii) allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller's expense.
(c)    Refunds and Credits. Purchaser, Seller and the Company agree that:
(i)    Any refund or credit of Taxes of the Company or the Company Subsidiary for any Pre-Closing Tax Period shall be for the account of Seller. Any refund or credit of Taxes of the Company or the Company Subsidiary for any Post-Closing Tax Period shall be for the account of Purchaser. Any refund or credit of Taxes of the Company or the Company Subsidiary for any Straddle Period shall be equitably apportioned between Seller and Purchaser.

(ii)    Purchaser shall, if Seller so requests, at Seller's cost (but only to the extent of Purchaser's reasonable out-of-pocket costs and expenses) cause the Company or the Company Subsidiary to file for and obtain any refunds or credits of Taxes to which Seller is entitled under this Section 5.06(c). Purchaser and the Company shall permit Seller (at its own cost) to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall authorize by appropriate powers of attorney such Persons as Seller shall designate to represent the Company or the Company Subsidiary with respect to such refund claim.
(iii)    Each party shall, or shall cause its affiliates to, forward to any other party entitled under this Section 5.06(c) to any refund or credit of Taxes any such refund within 10 calendar days after such refund is received or reimburse such other party for any such credit within 10 calendar days after the credit is allowed or applied against other Tax liability. The parties shall treat any payments under the preceding sentence as an adjustment to the Purchase Price.
(iv)    Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 6.08.
(d)    Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement among Seller or any of its affiliates (other than the Company and the Company Subsidiary) on the one hand and the Company or the Company Subsidiary on the other hand to be terminated on or before the Closing Date.
SECTION 5.07    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties, interest and additions thereto) ("Transfer Tax") incurred in connection with the transfer of the Shares or otherwise in respect of the Transactions shall be paid by the Purchaser but, for the avoidance of doubt, excluding any Transfer Taxes arising as a result of the withdrawal of a relief or exemption from Transfer Taxes claimed on or before the Closing Date by the Company or the Company Subsidiary and which become payable as a result of Closing.
SECTION 5.08    Publicity. For a period of 30 calendar days following the Closing Date, no public release or announcement concerning the Transactions shall be issued by a party or such party's affiliates without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law (including applicable securities laws) or the rules or regulations of any United States or other securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that (a) notwithstanding such right of the non-disclosing party to comment thereon, any such release or announcement that is required by law or the rules or regulations of any securities exchange may contain any information that counsel to the disclosing party, in its sole discretion, advises is required to be included therein; and (b) each of Seller, the Company and Purchaser may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the Transactions. Seller and Purchaser agree that the initial press release to be issued with respect to the Transactions shall be in the form, of substance and with timing agreed upon by Seller and Purchaser.

SECTION 5.09    Records. Purchaser recognizes that certain records of the Company and the Company Subsidiary may contain information relating to subsidiaries, divisions and businesses of Seller and its affiliates other than the Company and the Company Subsidiary, and that Seller may retain copies thereof.
SECTION 5.10    Avon Names Following Closing. (a) From and after the Closing, except as expressly provided in this Section 5.10, any and all rights of the Company and the Company Subsidiary to use the Avon Names shall terminate as of the Closing and shall immediately revert to Seller and its affiliates (other than the Company and the Company Subsidiary), along with any and all goodwill associated therewith. Purchaser acknowledges that it has no rights or interests, and is not acquiring any rights or interests, directly or indirectly, through the Company and Company Subsidiary or otherwise, to use the Avon Names, except as expressly provided herein. The Company and the Company Subsidiary shall, for a period of 90 calendar days after the Closing (the "Transition Period"), be entitled to use the Company's existing letterheads, policies and procedures and other internal documents and materials in existence and used in the operation of the business of the Company and Company Subsidiary as of the Closing, in each case, containing the Avon Names; provided that all such uses of the Avon Names shall be in the same form and manner as used in the business of the Company and Company Subsidiary as of the Closing. No later than the end of the Transition Period, Purchaser shall, and shall cause its subsidiaries (including the Company and the Company Subsidiaries) to revise all letterheads, policies and procedures and other internal documents and materials to delete all references to the Avon Names. Except as expressly provided in this Section 5.10, no other right to use the Avon Names is granted by Seller or any of its affiliates to Purchaser, its affiliates or, after the Closing, the Company or the Company Subsidiary, whether by implication or otherwise, and nothing hereunder permits Purchaser, its affiliates or, after the Closing, the Company or the Company Subsidiary, to use the Avon Names in any manner, or to register or seek to register, or to permit, cause or assist any third party to register or to seek to register, any of the Avon Names in any jurisdiction. After the Transition Period, Purchaser shall, and shall cause its subsidiaries (including the Company and the Company Subsidiary) to cease to, and not at any time thereafter, hold themselves out as having any affiliation or association with Seller or any of its affiliates. Notwithstanding anything else in this Section 5.10(a), Purchaser , the Company and the Company Subsidiary may at all times after the Closing retain and refer to, for its internal business purposes or as otherwise permitted under applicable Law, records and other historical or archived documents containing or referencing the Avon Names.
(b)    "Avon Names" means "Avon", the Avon logo, any other names, phrases or logos including "Avon" or the Avon logo that are associated with the Avon brand, and any trademarks, service marks, Internet domain names, trade names, trade dress, social media identifiers, handles and tags, or other identifiers of source or goodwill containing, incorporating, based on, associated with, confusingly similar to, or dilutive of any of the foregoing, whether registered or unregistered, in any jurisdiction in the world.

SECTION 5.11    Liz Earle Names Following Closing.  (a) Seller acknowledges that, except as expressly provided in this Section 5.11, neither it nor its affiliates will have any rights or interests to continue to use the Liz Earle Names effective from the Closing Date. Effective on the Closing Date, Seller shall cause any affiliate (including Liz Earle, Inc.) to change its corporate or registered name to the extent it contains the Liz Earle Names. No right to use the Liz Earle Names is granted by Purchaser or any of its affiliates to Seller or its affiliates, whether by implication or otherwise, and neither Seller nor its affiliates are permitted to use the Liz Earle Names in any manner, or to register or seek to register, or to permit, cause or assist any third party to register or to seek to register, any Liz Earle Names in any jurisdiction.  Seller shall, and shall cause its affiliates to, cease to, and not at any time from and after the Closing, hold themselves out as having any affiliation or association with the Company or Purchaser or any of their affiliates. Notwithstanding anything else in this Section 5.11(a), (i) Seller and its affiliates may at all times after the Closing retain and refer to, for its internal business purposes or as otherwise permitted under applicable Law, records and other historical or archived documents containing or referencing the Liz Earle Names and (ii) the relevant affiliates of Seller are permitted to remain as record owner of the Trademarks assigned to the Company pursuant to the Trademark Assignment Agreement until such assignment is recorded with the appropriate Governmental Entities in accordance with the Trademark Assignment Agreement.
(b)    "Liz Earle Names" means "LIZ EARLE", any Liz Earle logo, any other names, phrases or logos including “LIZ EARLE” or the Liz Earle logo that are associated with the Liz Earle brand, and any trademarks, service marks, Internet domain names, trade names, trade dress, social media identifiers, handles and tags, or other identifiers of source or goodwill containing, incorporating, based on, associated with, confusingly similar to, or dilutive of any of the foregoing, whether registered or unregistered, in any jurisdiction in the world.
SECTION 5.12    Post-Closing Record Retention. Purchaser and the Company shall retain, for at least seven years after the Closing Date, all books, records and other documents pertaining to the Company's and the Company Subsidiary's businesses that relate to the period prior to the Closing Date, except for Tax Returns and supporting documentation which shall be retained until 60 calendar days after the date required by applicable Law, and to make the same available after the Closing Date for inspection and copying by Seller, during regular business hours and upon reasonable request and advance notice. At and after the expiration of such period, if Seller or any of its affiliates has previously requested that such books and records be preserved, Purchaser, the Company or the Company Subsidiary (as applicable) shall either preserve such books and records for such reasonable period as may be requested or transfer such books and records to Seller or its designated affiliates, in each case at Seller's expense.
SECTION 5.13    Post-Closing Cooperation. (a) Seller and Purchaser shall cooperate with each other, and shall cause their affiliates and their respective and such affiliates' officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 90 calendar days after the Closing to ensure the orderly transition of the Company and the Company Subsidiary from Seller to Purchaser and to minimize any disruption to the Company and the Company Subsidiary and the other respective businesses of Seller and Purchaser that might result from the Transactions. Subject to Section 5.13(b), each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.13. Neither party shall be required by this Section 5.13 to take any action that would unreasonably disrupt its normal operations.
(b)    During the period of 90 calendar days following the termination of employment with the Company of the individual listed on Annex C, the Company may request that such individual provide such reasonable assistance as the Company may reasonably request upon reasonable notice during normal business hours. Seller agrees to procure that such individual provides such assistance during such period should such request be made by the Company. The parties agree that no fees shall be payable by Purchaser, the Company or any of their affiliates in relation to any such assistance, other than the reasonable out-of-pocket costs and expenses incurred by Seller or any of its affiliates in procuring the provision of assistance to the Company pursuant to this Section 5.13(b) (which shall be paid by the Company).
SECTION 5.14    Absence of Support and Other Services; Insurance. (a) Seller and its affiliates (other than the Company and the Company Subsidiary) may from time to time provide the Company and the Company Subsidiary with certain support and other services, including financial and tax planning, legal and regulatory services, compliance services, corporate secretary services, information technology services, investigative and accident reporting services regarding products sold by the Company and the Company Subsidiary and sales services. Purchaser acknowledges that these and all other such services will be terminated as of the Closing Date.
(b)    Seller and its affiliates (other than the Company and the Company Subsidiary) maintain certain insurance policies under which the Company and the Company Subsidiary are provided coverage. Purchaser acknowledges that, subject to Section 5.14(c), all such coverage will terminate as of the Closing Date.
(c)    Until the third anniversary of the Closing, Seller shall, in each case solely in respect of claims made following the Closing for events or occurrences prior to the Closing, (i) not seek to change any (A) rights of indemnification of the directors and officers of the Company and the Company Subsidiary as of immediately prior to Closing in respect of directors and officers liability or (B) rights or obligations of the Company, the Company Subsidiary or any such directors or officers in respect of directors and officers liability under directors and officers insurance policies in force and effect as of the Closing, and (ii) cooperate with the Company, the Company Subsidiary or such directors or officers in making claims in respect of such directors and officers liability under such insurance.
SECTION 5.15    Non-Solicitation. (a) Seller shall not, and shall cause its affiliates and its and their respective directors, officers and employees not to, from the date of this Agreement until the second anniversary of the Closing Date, directly or indirectly, solicit, assist in soliciting or cause to be solicited from the Company or Company Subsidiary, or hire, any employee of the Company or the Company Subsidiary who was employed by the Company or the Company Subsidiary, within the six-month period preceding the solicitation or hiring, without obtaining the prior written consent of Purchaser; provided that the foregoing restrictions shall not prohibit the solicitation for employment or the hiring of any such Person (i) who contacts Seller in response to any general solicitation or advertising not specifically directed at such Person, (ii) whose employment is terminated by the Company or the Company Subsidiary after Closing, (iii) who was seconded from Seller or any of its affiliates to the Company or the Company Subsidiary as of the Closing Date or (iv) who is listed on Annex C.
(b)    Purchaser shall not, and shall cause its affiliates and its and their respective directors, officers and employees not to, from the date of this Agreement until the second anniversary of the Closing Date, directly or indirectly, solicit, assist in soliciting or cause to be solicited from Avon Products, Inc. ("Avon") or any of its subsidiaries (excluding the Company and the Company Subsidiary), or hire, any such employee who was employed by Avon or any such subsidiary within the six-month period preceding the solicitation or hiring, without obtaining the prior written consent of Avon; provided that the foregoing restrictions shall not prohibit the solicitation for employment or the hiring of any such Person (i) who contacts Purchaser in response to any general solicitation or advertising not specifically directed at such Person or (ii) whose employment is terminated by Avon or any of its subsidiaries after Closing.
ARTICLE VI

Indemnification

SECTION 6.01    General Indemnification by Seller. (a) From and after the Closing, Seller shall (without duplication with any other payment made pursuant to this Agreement) indemnify Purchaser, its affiliates (including the Company and the Company Subsidiary) and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Purchaser Indemnitees") against and hold them harmless from, and will pay to Purchaser Indemnitee the monetary value of, any loss, liability, claim, damage or expense, including reasonable third party legal fees and expenses (collectively, "Losses") suffered or incurred by such Purchaser Indemnitee (other than any Loss relating to Taxes, for which indemnification shall solely be governed by Section 6.03) to the extent arising or resulting from:
(i)    any inaccuracy in or any breach of any representation or warranty made by Seller in this Agreement or any Ancillary Agreement; and
(ii)    any nonfulfillment, nonperformance or other breach of any covenant or agreement contained in this Agreement or any Ancillary Agreement made or to be performed by Seller or any of its affiliates (including the Company or the Company Subsidiary solely with respect to periods prior to the Closing);

(b)    Seller shall not be required to indemnify any Purchaser Indemnitee and shall not have any liability:
(i)    under paragraph (a)(i) above unless the aggregate of all Losses for which Seller would, but for this clause (i), be liable thereunder exceeds on a cumulative basis £750,000, and then only to the extent of any such excess;
(ii)    under paragraph (a)(i) above for any individual items where the Loss relating thereto is less than £75,000 and such items shall not be aggregated for purposes of clause (i) of this paragraph unless any Losses arise out of one or more claims involving or arising out of the same or substantially similar facts, events or circumstances in which case all such Losses shall be aggregated as one claim for purposes of determining whether the basket set forth in this clause (ii) applies;
(iii)    under paragraph (a)(i) above in excess of £28,000,000; provided, however, that clauses (i) to (iii) (inclusive) shall not limit Seller's obligations with respect to any claim for indemnification arising out of a breach or alleged breach of a Seller Fundamental Representation;
(iv)    under paragraph (a)(i) and (a)(ii) above, including with respect to any claim for indemnification arising out of a breach or alleged breach of a Seller Fundamental Representation or any covenant or agreement, in excess of £140,000,000; and
(v)    under paragraph (a)(i) and (a)(ii) above to the extent the Loss arose in connection with (A) any breach of a representation and warranty or covenant made or to be performed by Purchaser in this Agreement or (B) any Boots Effects, in each case, only to the extent such breach or Boots Effect (as applicable) contributed to such Loss.
(c)    Except as otherwise specifically provided in this Agreement, Purchaser agrees that it and its affiliates' sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Ancillary Agreements, the Transactions, Seller, any affiliate of Seller, the Company, the Company Subsidiary and any of their respective assets and liabilities (other than pursuant to Section 7.05 and other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than pursuant to Section 7.05 and other than claims of, or causes of action arising from, fraud) it or any of its affiliates may have against Seller or any of Seller's affiliates arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any applicable Law (including any Environmental Law), or otherwise (except pursuant to the indemnification provisions set forth in this Article VI), including any claims for indirect, incidental, punitive, special or consequential damages, however arising. Notwithstanding the foregoing, nothing contained in this Section 6.01(c) shall in any way impair the rights and obligations of Purchaser and Seller to resolve disputes with respect to the Statement and the calculation of Closing Working Capital pursuant to Section 1.04, and the fact that Purchaser may have the right to pursue a claim for indemnification under Article VI with respect to any facts or circumstances shall not operate to impair the application of Section 1.04 in accordance with its terms; provided, however, that in no event shall Purchaser be entitled to receive indemnification for Losses to the extent that any item is reflected in the calculation of Closing Working Capital and therefore reflected in the calculation of the Adjusted Purchase Price.
SECTION 6.02    General Indemnification by Purchaser. (a) From and after the Closing, Purchaser shall indemnify Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Seller Indemnitees") and hold them harmless from, and will pay to Seller Indemnitee the monetary value of, any and all Loss suffered or incurred by such Seller Indemnitee (other than any Loss relating to Taxes, for which indemnification shall solely be governed by Section 6.03) to the extent arising or resulting from:
(i)    any inaccuracy in or any breach of any representation or warranty made by Purchaser in this Agreement or any Ancillary Agreement; and
(ii)    any nonfulfillment, nonperformance or other breach of any covenant or agreement contained in this Agreement or any Ancillary Agreement made or to be performed by Purchaser or any of its affiliates (including the Company or the Company Subsidiary solely with respect to periods following the Closing).
(b)    Purchaser shall not be required to indemnify any Seller Indemnitee and shall not have any liability:
(i)    under paragraph (a)(i) above unless the aggregate of all Losses for which Purchaser would, but for this clause (i), be liable thereunder exceeds on a cumulative basis £750,000, and then only to the extent of any such excess;
(ii)    under paragraph (a)(i) above for any individual items where the Loss relating thereto is less than £75,000, and such items shall not be aggregated for purposes of clause (i) of this paragraph unless any Losses arise out of one or more claims involving or arising out of the same or substantially similar facts, events or circumstances in which case all such Losses shall be aggregated as one claim for purposes of determining whether the basket set forth in this clause (ii) applies;
(iii)    under paragraph (a)(i) above in excess of £28,000,000; provided, however, that clauses (i) to (iii) (inclusive) shall not limit Purchaser's obligations with respect to any claim for indemnification arising out of a breach or alleged breach of a Purchaser Fundamental Representation;

(iv)    under paragraphs (a)(i) and (a)(ii) above, including with respect to any claim for indemnification arising out of a breach or alleged breach of a Purchaser Fundamental Representation or any covenant or agreement, in excess of £140,000,000; and
(v)    under paragraphs (a) (i) and (a)(ii) above to the extent the Loss arose in connection with any breach of a representation and warranty or covenant made or to be performed by Seller in this Agreement but only to the extent such breach has contributed to such Loss.
(c)    Except as otherwise specifically provided in this Agreement, Seller agrees that it and its affiliates’ sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Ancillary Agreements, the Transactions, Purchaser, any affiliate of Purchaser and any of their respective assets and liabilities (other than pursuant to Section 7.05 and other than claims of, or causes of action arising from, fraud ) shall be pursuant to the indemnification provisions set forth in this Article VI.
SECTION 6.03    Tax Indemnification. (a) From and after the Closing, Seller shall (without duplication with any other payment made pursuant to this Agreement) be liable for, and shall indemnify each Purchaser Indemnitee (without duplication) against and hold it harmless from any Losses to the extent arising or resulting from any Taxes (i) of the Company or the Company Subsidiary attributable to any Pre-Closing Tax Period and (ii) for which the Company and/or the Company Subsidiary are secondarily liable as a result of having been a member of an affiliated, consolidated, combined, unitary or aggregate group of Seller or any affiliate of Seller; provided that any such Taxes have not been treated as a liability in the calculation of the Closing Working Capital; provided, further, that notwithstanding anything to the contrary in this Agreement, Seller shall not be liable under this Section 6.03 to the extent any such Taxes are attributable to a change in applicable Law or a change in any published practice of any Taxing Authority that becomes effective after the Closing Date.   For the avoidance of doubt, any Taxes arising to the Company or the Company Subsidiary under section 179 TCGA 1992 (company ceasing to be member of group), sections 344 and 345 of the Corporation Tax Act 2009 ("CTA 2009") (transferee leaving the group after replacing transferor as party to loan relationship), section 631 CTA 2009 (transferee leaving the group after replacing transferor as party to derivative contract), section 780 CTA 2009 (company ceasing to be a member of group), paragraph 3 of Schedule 10 of the Finance Act 2003 ("FA 2003") (withdrawal of group relief) and paragraph 9 of Schedule 10 FA 2003 (withdrawal of reconstruction or acquisition relief) as a result of the transfer of the Shares by the Seller shall be treated as being attributable to a Pre-Closing Tax Period.
(b)    From and after the Closing, Purchaser shall be liable for, and shall indemnify each Seller Indemnitee (without duplication) against and hold it harmless from any Losses to the extent arising or resulting from Taxes of the Company or the Company Subsidiary attributable to:
(i)    any Post-Closing Tax Period;
(ii)    any transactions occurring on or after the Closing outside the ordinary course of business on the Closing Date; and
(iii)    any breach by Purchaser of its obligations under this Agreement.
(c)    In the case of any Straddle Period:
(i)    real, personal and intangible property Taxes ("Property Taxes") of the Company or the Company Subsidiary for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of all calendar days in the Straddle Period; and
(ii)    Taxes of the Company or the Company Subsidiary (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the day preceding the Closing Date.
(d)    Any indemnity obligation for Taxes to be made pursuant to this Section 6.03 shall be paid within 30 business days after any Purchaser Indemnitee or Seller Indemnitee claiming it is entitled to indemnification under this Section 6.03 makes written demand upon the other party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority.
SECTION 6.04    Calculation of Losses; Mitigation. (a) The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Loss and shall be (a) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. The amount of the Loss arising out of any item included as a liability in calculating Closing Working Capital, if any, shall be calculated net of the amount so included.
(b)    Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using reasonable efforts (at its own expense) to mitigate or resolve any such claim or liability. In the event that Purchaser or Seller shall fail to use such reasonable efforts (at its own expense) to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Loss that would reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such efforts.
(c)    Notwithstanding anything to the contrary in this Agreement, Seller shall not be liable for any Loss under Section 6.03 to the extent such Loss is reduced or eliminated by the surrender for nil payment of Group Relief to the Company or the Company Subsidiary by Seller or any company other than a member of Purchaser's Tax group or a company otherwise connected with Purchaser (including by way of electing that any gain on the disposal or notional disposal of an asset be treated as accruing not to the Company or the Company Subsidiary but to a member of Seller's group). Seller may make or procure the making of such surrender or election and Purchaser shall and shall cause the Company or the Company Subsidiary to cooperate with Seller in relation to such surrender or election and make all necessary returns, claims, consents and notifications required to be made in respect of such surrender or election.
SECTION 6.05    Tax Treatment of Indemnification. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price.
SECTION 6.06    Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 6.01(a)(i) or 6.02(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 6.09, (ii) pursuant to Section 6.01(a)(ii) or 6.02(a) (ii) shall terminate when the applicable covenant terminates pursuant to Section 6.09 and (iii) pursuant to Section 6.03 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim in writing (stating in reasonable detail the basis of such claim) pursuant to Section 6.07 or 6.08 to the party to be providing the indemnification.
SECTION 6.07    Indemnification Procedures for Other Than Tax Claims. (a) Third Party Claims. In order for a Person (the "indemnified party") to be entitled to any indemnification provided for under Section 6.01 or 6.02 in respect of, arising out of or involving a claim made by any third Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the party required to provide indemnification therefor (the "indemnifying party") in writing (and describing such claim in reasonable detail to the extent known to the indemnified party) of the Third Party Claim within 30 calendar days after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure, but for the avoidance of doubt then only to the extent of such prejudice. Thereafter, the indemnified party shall deliver to the indemnifying party, as soon as reasonably practicable but in any event within five business days' after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)    Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to testify and provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and which releases the indemnified party completely in connection with such Third Party Claim.
(c)    Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 6.01 or 6.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall promptly deliver written notice of such claim (describing such claim in reasonable detail to the extent known to the indemnified party) to the indemnifying party. Subject to Sections 6.06 and 6.09, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 6.01 or 6.02, except to the extent that the indemnifying party shall have been prejudiced as a result of such failure, but for the avoidance of doubt then only to the extent of such prejudice. If the indemnifying party does not notify in writing the indemnified party within 45 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 6.01 or 6.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 6.01 or 6.02 and the indemnifying party shall irrevocably accept such claim and pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.
(d)    Tax Claims shall be governed by Section 6.08 and not by this Section 6.07.
SECTION 6.08    Indemnification Procedures for Tax Claims.
(a)    If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any indemnified party pursuant to Section 6.03, the indemnified party shall promptly notify the indemnifying party in writing of such claim (a "Tax Claim"). If the indemnified party fails to provide the indemnifying party with notice of a Tax Claim for which the indemnifying party may be liable under Section 6.03 within a sufficient period of time to allow the indemnifying party to effectively contest such Tax Claim, or in reasonable detail to apprise the indemnifying party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the indemnifying party shall not be liable to any indemnified party to the extent that the indemnifying party's position is prejudiced as a result thereof, but for the avoidance of doubt then only to the extent of such prejudice.
(b)    Purchaser shall control all proceedings taken in connection with any Tax Claim (including selection of counsel).
(c)    All written communications pertaining to any Tax Claim relating to Taxes of the Company or the Company Subsidiary for a Pre-Closing Tax Period or a Straddle Period which are transmitted to or received from the relevant Tax Authority by Purchaser shall be copied to Seller as soon as reasonably practicable and in no event later than 10 business days after such communications have been so transmitted to or received by Purchaser.
(d)    Notwithstanding Section 6.08(b) above, for any Tax Claim relating to Taxes of the Company or the Company Subsidiary for a Pre-Closing Tax Period or a Straddle Period, Seller shall have the right to control all proceedings taken in connection with any such Tax Claim (including in respect of the selection of counsel) and, in furtherance thereto, Purchaser shall take such action and procure that the Company and/or the Company Subsidiary shall, at Seller's reasonable cost and expense (such cost and expense to only include reasonable third party costs and expenses properly incurred by the Company and/or the Company Subsidiary) take such action as Seller may promptly by written notice to Purchaser request to dispute, resist or compromise such liabilities, costs, damages, Taxes, Losses or expenses; provided, however, that (x) Purchaser (and counsel of its own choosing) shall have the right to participate fully in all aspects of the prosecution or defense of any Tax Claim relating to a Straddle Period, at Purchaser's sole expense and (y) Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any Tax Claim which would adversely affect the liability for Taxes of Purchaser or the Company or any Company Subsidiary for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation, or the reduction of loss or credit carryforwards) without the prior consent of Purchaser; provided, however, that if Seller proposes any such settlement to which the Purchaser withholds its consent, Seller’s liability for such Tax Claim shall not exceed the amount that would have been payable by Seller pursuant to such settlement. Such consent shall not be unreasonably withheld and shall not be necessary to the extent that Seller has indemnified Purchaser against the effects of any such settlement.

(e)    Purchaser shall (and will be entitled to procure that the Company and/or the Company Subsidiary shall) be at liberty without reference to Seller to admit, compromise or otherwise deal with any Tax Claim after the service of a notice in writing on Purchaser by Seller stating that Seller considers that the Tax Claim should no longer be resisted.
(f)    Purchaser shall and shall procure that the Company and/or the Company Subsidiary shall cooperate with Seller in contesting any Tax Claim, which cooperation shall include the retention (and upon Seller's request the provision to Seller) of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.
(g)    Notwithstanding anything to the contrary in this Section 6.08, Purchaser shall not be obliged to: (i) appeal or procure that the Company and/or the Company Subsidiary appeals against any Tax Claim in any forum beyond the first relevant appellate body unless leading tax counsel of at least ten years' practice in the relevant area and in the relevant jurisdiction advises in writing that, in that counsel's opinion, the chances of success in such a further appeal would be greater than the chances of failure; or (ii) take or procure that the Company and/or the Company Subsidiary takes any action the effect of which is likely to affect the future conduct of the business of Purchaser, the Company, the Company Subsidiary and/or any member of Purchaser's group or affect the rights or reputations of any of them, in which case Seller shall not and Purchaser agrees that Seller shall not be liable under Section 6.03 to the extent that Seller's position in respect of any Tax Claim is prejudiced as a result thereof.
SECTION 6.09    Survival of Representations and Covenants. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 6.01 and 6.02, and the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows: (a) the representations and warranties made by Seller in Sections 2.01, 2.02, 2.04, 3.01(a), 3.02(a) and 3.03 (the "Seller Fundamental Representations") and the representations and warranties made by Purchaser in Sections 4.01 and 4.02 (the "Purchaser Fundamental Representations") shall survive indefinitely; (b) the representations and warranties in Articles II, III and IV, other than the Seller Fundamental Representations and the Purchaser Fundamental Representations, shall survive for 12 months following the Closing; (c) the representations and warranties of Seller in Section 3.11 shall not survive the Closing; and (d) all other provisions of this Agreement shall survive indefinitely; provided that, for the avoidance of doubt, Section 6.09(c) shall not preclude any claim of, or cause of action arising from, fraud.
ARTICLE VII

General Provisions

SECTION 7.01    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. No failure or delay by any party in exercising any right or remedy under this Agreement (or any of the documents delivered pursuant to it), and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.
SECTION 7.02    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party (including by operation of law in connection with a merger or consolidation of such party) without the prior written consent of the other parties, except that at or following the Closing, Purchaser may assign this Agreement and any of its rights and obligations hereunder to any of its affiliates (such affiliate being referred to in this Agreement upon such assignment as the "Purchaser"); provided that (i) if such assignee ceases to be an affiliate of the Purchaser, such rights and obligations are assigned or transferred to another affiliate of the Purchaser, and (ii) such assignment shall not relieve Purchaser of any of its obligations hereunder. Any attempted assignment in violation of this Section 7.02 shall be void.
SECTION 7.03    No Third-Party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such assigns, any legal or equitable rights hereunder.
SECTION 7.04    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by facsimile, sent by email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, facsimile or email, or if mailed, three calendar days after mailing (or one business day in the case of express mail or overnight courier service), as follows:
(i)    if to Purchaser,
Alliance Boots Holdings Limited
Sedley Place
4th Floor, 361 Oxford Street
United Kingdom
Attention: Company Secretary
Fax No.: 44 (0) 20 7138 1181

with a copy to:
Baker & McKenzie LLP
100 New Bridge Street
London EC4V 6JA
United Kingdom
Attention: Helen Bradley
Fax No.: +44 20 7919 1999
(ii)    if to Seller,
Avon Products Holding Limited
Care of Avon Products, Inc.
777 Third Avenue
New York, N.Y. 10017-1307
United States of America
Attention: General Counsel
with a copy to:
Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR
United Kingdom
Attention: David Mercado
Fax No.: +44 (0)20 7453 1060
(iii)    if to the Company,
care of Purchaser as provided in (i) above
SECTION 7.05    Right to Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction as set forth in Section 7.10, this being in addition to any other remedy to which any party is entitled at law or in equity. The right to specific enforcement shall include the right of a party to cause the other party to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree (a) to cooperate fully in any attempt by the other party to obtain any such equitable remedy, (b) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (c) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. The parties acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement.
SECTION 7.06    Interpretation; Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement and (v) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.
(b)    For all purposes hereof:
"affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Boots Effects" means any and all adverse effects on the business, assets, financial condition or results of operations of the Company or the Company Subsidiary arising or reasonably likely to arise out of or in connection with (a) any determination or action of Purchaser or the relevant affiliate thereof to (i) suspend the Roll-Out Plan, (ii) cease, suspend or reduce its ordering of the Company's products or the delivery, re-stocking or sale thereof at the Purchaser Stores, (iii) otherwise reduce the levels of inventory of the Company's products held by Purchaser and its affiliates, or (iv) otherwise alter their trading relationship (including their payment practices and agreed payment terms) with the Company from that which subsisted in the ordinary course and consistent with past practice or (b) any matter referred to in the email dated [date] from [A] to [B] and the communications on or about [date] between [X] and [Y].
"Company Material Adverse Effect" means a material adverse effect (a) on the business, assets, financial condition or results of operations of the Company and the Company Subsidiary, taken as a whole, or (b) on the ability of the Company to consummate the Transactions; provided, however, that the effects of any of the following shall not, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, any such material adverse effect: (i) any change or prospective change in applicable Law, U.S. GAAP, UK GAAP or any applicable accounting standards or any interpretation thereof or any change or prospective change in the interpretation or enforcement of any of the foregoing, (ii) general economic, political or business conditions or changes therein (including the commencement, continuation or escalation of war, armed hostilities or national or international calamity), (iii) financial and capital markets conditions, including interest rates and currency exchange rates, and any changes therein, (iv) seasonal fluctuations in the business of the Company or the Company Subsidiary, as the case may be, (v) any change generally affecting the industries in which the business of the Company or the Company Subsidiary, as the case may be, operates, (vi) the entry into or announcement of this Agreement, the identity of Purchaser or consummation of the Transactions, in each case, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors (including John Lewis and QVC), partners, employees, labor unions or regulators or any litigation resulting or arising therefrom, (vii) the compliance with the terms of this Agreement or any Ancillary Agreement or the taking of any action (or the omission of any action) required by, or in accordance with, this Agreement or any Ancillary Agreement, (viii) any act of God or natural disaster, (ix) any act of terrorism or change in geopolitical conditions, (x) the insolvency, cessation of business or reduction of business conducted by, or services provided by, any supplier of goods, products or services to the Company and the Company Subsidiary, (xi) any failure of the business of the Company or the Company Subsidiary, as the case may be, to meet any projections or forecasts (provided that clause (xi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (xii) any action or omission by or on behalf of, or publicity relating to, Elizabeth Drummond, whether in an individual capacity or in connection with her relationship to the Company, including the impact thereof on the Company and its business, products and brands, in each case except (A) to the Knowledge of the Seller and/or (B) in respect of any action or omission required by or in accordance with the terms of the letter agreement dated May 1, 2015 between Elizabeth Drummond and the Company or done with the consent of the Company or the Company Subsidiary or Seller or any of its affiliates, (xiii) any Boots Effects or (xiv) any matter to which Purchaser has consented or hereafter consents, in each case in writing.

"Competition Laws" means all Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.
"Indebtedness" means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any and all interest premiums, penalties, fees, expenses, indemnities and brokerage costs, including any prepayment premiums payable as a result of the consummation of the Transactions) arising under, any obligations of the Company or the Company Subsidiary consisting of (i) indebtedness for borrowed money, (ii) indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (iii) indebtedness evidenced by any note, bond, debenture or other similar instrument, or (iv) obligations under any interest rate, currency or other hedging agreements, in each case, as of such date. Notwithstanding the foregoing, "Indebtedness" shall not include any obligations under operating leases, capitalized leases or undrawn letters of credit.
"Knowledge" means, with respect to Seller, the actual and constructive knowledge of each of Arnaud Meysselle, Sandeep Verma, Natalija Jovasevic and Frances Death‑Lever, in each case (a) in such individual's capacity as an officer or employee of Seller, the Company or the Company Subsidiary (as applicable) and not in such individual's personal capacity or in any other capacity, and (b) with such knowledge that each such person had or would have had after such individual's reasonable inquiry of his or her applicable direct reports and in the ordinary course of performing his or her duties for Seller, the Company or the Company Subsidiary (as applicable).
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.
“Purchaser Stores” means the 53 stores owned or operated by Purchaser or its affiliates (including, for the avoidance of doubt, the online store located at http://www.boots.com) in which the Company’s products are sold in compliance with existing agreements between Purchaser and the Company or any of their respective affiliates.
“Remedy Action” means (i) contesting and resisting any Proceeding instituted (or threatened to be instituted) challenging the Transactions as violative of any Competition Law, (ii) attempting to have repealed, rescinded or made inapplicable any applicable Law, and to have vacated, lifted, reversed or overturned any Judgment or temporary, preliminary or permanent injunction (an “Injunction”), that is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines, assets or operations of Seller or any of its affiliates, (iv) conducting its or its affiliates’ business in a specified manner, or proposing and agreeing or permitting to conduct its or its affiliates’ business in a specified manner, including by agreeing to undertakings required by a Governmental Entity that it or the Company will take, or refrain from taking, any action in order to protect the public interest and (v) otherwise taking or committing to take actions that would limit Seller or its affiliates’ ability to retain one or more of the businesses, product lines, assets or operations of Seller or its affiliates, in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments in respect of any Competition Law.

“Roll-Out Plan” means the plan agreed by Purchaser or its affiliates and the Company in 2015 to roll out the Company’s products into [number] additional stores owned or operated by Purchaser or its affiliates.
"Seller Disclosure Schedule" means Seller's disclosure schedule dated on the date of this Agreement and attached hereto and incorporated herein.
"subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.
SECTION 7.07    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 7.08    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules hereto and thereto, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Confidentiality Agreement or any Ancillary Agreement, on the other hand, the provisions of this Agreement shall control.
SECTION 7.09    Severability. The provisions of this Agreement shall be deemed severable and the invalidity, illegality or unenforceability of any provision shall not affect the validity, legality or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid, illegal or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid, legal or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 7.10    Consent to Jurisdiction. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or the Transactions, and irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding has been brought in an inconvenient forum. Each party agrees that service of any process, summons, notice or document by registered mail to such party's respective address set forth in Section 7.04 shall be effective service of process for any such suit, action or proceeding.
SECTION 7.11    Governing Law. This Agreement and all matters arising out of or relating to it shall be governed by and construed in accordance with the internal laws of the State of New York.
SECTION 7.12    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.
[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

AVON PRODUCTS HOLDING LIMITED, as Seller,
by
/s/ Alastair A. Judge
Name: Alastair A. Judge
Title: Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

LIZ EARLE BEAUTY CO. LIMITED, as the Company,
by
/s/ Alastair A. Judge
Name: Alastair A. Judge
Title: Director

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

ALLIANCE BOOTS HOLDINGS LIMITED, as Purchaser,
by
/s/ Andrew Thompson
Name: Andrew Thompson
Title: Attorney

by
/s/ Christopher George Roffe Silvester
Name: Christopher George Roffe Silvester
Title: Attorney

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

______________________________________________________________________________________
______________________________________________________________________________________

SELLER DISCLOSURE SCHEDULE
to
SHARE PURCHASE AGREEMENT
among
AVON PRODUCTS HOLDING LIMITED
LIZ EARLE BEAUTY CO. LIMITED
and
ALLIANCE BOOTS HOLDINGS LIMITED
DATED AS OF JULY 9, 2015
______________________________________________________________________________________
______________________________________________________________________________________

INTRODUCTION
Reference is hereby made to the Share Purchase Agreement dated as of July 9, 2015 (the "Agreement"), among AVON PRODUCTS HOLDING LIMITED, a company incorporated in England and Wales ("Seller"), LIZ EARLE BEAUTY CO. LIMITED, a company incorporated in England and Wales (the "Company"), and ALLIANCE BOOTS HOLDINGS LIMITED, a company incorporated in England and Wales ("Purchaser"). This Seller Disclosure Schedule is the "Seller Disclosure Schedule" provided for in the Agreement and is being delivered by Seller to Purchaser pursuant to and subject to the qualifications and limitations set forth in the Agreement. Unless the context otherwise requires, all capitalized terms used and not otherwise defined in this Seller Disclosure Schedule shall have the meanings set forth in the Agreement. The information set forth in this Seller Disclosure Schedule, which relates to the representations and warranties of Seller, is subject to the qualifications set forth below.
This Seller Disclosure Schedule is qualified in its entirety by reference to the specific provisions of the Agreement and is not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of Seller or the Company, except as and to the extent provided in the Agreement. Matters reflected in this Seller Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in this Seller Disclosure Schedule. The inclusion of any items or information in this Seller Disclosure Schedule that are not required by the Agreement to be so included is solely for the convenience of Purchaser, and any additional matters do not necessarily include other matters of a similar nature. The information in this Seller Disclosure Schedule is in all respects subject to the terms of the Confidentiality Agreement.
The disclosure by Seller of any matter in this Seller Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of the Agreement or that the matter is material, would have a Seller Material Adverse Effect or a Company Material Adverse Effect or has a value above or below any thresholds set forth in the Agreement. No disclosure in this Seller Disclosure Schedule relating to any possible breach or violation of any contractual duty, applicable Law or other matter will be construed as an admission or indication that any such breach or violation exists, has actually occurred or will occur.
The section headings in this Seller Disclosure Schedule are for convenience of reference only and will not be deemed to alter or affect the express description of the sections of this Seller Disclosure Schedule as set forth in the Agreement. The annexes, attachments and exhibits to this Seller Disclosure Schedule, if any, form an integral part of this Seller Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein. If any section of this Seller Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of this Seller Disclosure Schedule or the statements contained in any Section of the Agreement reasonably apparent on the face of such item or information, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation, warranty, covenant or agreement to such section of this Seller Disclosure Schedule.
This Seller Disclosure Schedule and the information and disclosures contained in this Seller Disclosure Schedule are intended only to qualify and limit the representations and warranties of Seller and shall not be deemed to expand in any way the scope or effect of any such representations and warranties. References in this Seller Disclosure Schedule to, and summaries or descriptions herein of, documents are qualified by such documents in their entirety.
Any reference to "$", "U.S. $", "U.S. dollars" or "dollars" in this Seller Disclosure Schedule shall mean the legal tender of the United States of America. Any reference to "£", "GBP" or "pounds sterling" in this Seller Disclosure Schedule shall mean the legal tender of the United Kingdom.